UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE14A

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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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MYERS INDUSTRIES, INC.

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NOTICE OF 2019

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

1293 South Main Street — Akron, Ohio 44301

March 20, 2019

Dear Fellow Shareholders,

It is a privilege to work on behalf of Myers shareholders as Chairman of its Board of Directors. I am writing to update you on our work.

During the past year, we had a few transitions among our executive team. Matteo Anversa left his position to return to the automotive industry, joining a larger company as CFO.  We wish him well in his new role. We are fortunate that our longtime Chief Accounting Officer (and former interim CFO) Kevin Brackman was able to step seamlessly into this role in December. Last year, we were also pleased to have Andrean Horton join the Myers team as Chief Legal Officer. Her prior experience serving as Chief Legal Officer and Secretary of a global enterprise, combined with her expertise in handling complex legal matters, make her an excellent addition to our executive team.  Prior to this position being created, we were fortunate to have the wise counsel of Mark Helm from Munger, Tolles and Olson.

To succeed the two directors who did not stand for re-election at last year’s annual meeting, we appointed two new directors during the year: Ron DeFeo and Lori Lutey.  Ron, who joined in August, is the former Executive Chairman and CEO of Kennametal, Inc. and was also Chairman and CEO of Terex. He brings strong operations expertise to the board along with insights that come from successfully running large, global industrial companies. Lori joined the board in September, after a distinguished career as CFO of Schneider National and VP, Finance at FedEx Services. She strengthens the board’s accounting and financial expertise, given her extensive experience in new product and customer pricing analysis. Both Ron and Lori are already making very positive contributions to the board. Our eight independent directors -- three of whom are women -- contribute a broad range of expertise in strategy, M&A, operations, financials, and capital allocation.

We continue to incorporate best practices in our corporate governance. For example, we conduct annual elections for all directors; ensure there is an independent board chair and committees comprised exclusively of independent board members; and utilize the services of an independent third party to facilitate annual self-evaluations of our board performance.

The committee system is central to our governance structure. Each of the Audit and Compensation Committees reviews and approves all proposed charges and adjustments (affecting earnings and employee compensation) at their respective committee meetings on a quarterly basis.

Our Compensation Committee continues to work to optimize the company’s compensation program, ensuring that management’s short- and long-term incentives are properly aligned with shareholders’ interests. The Governance and Nominating Committee was responsible for successfully recruiting our new directors, and also is charged with overseeing board training and evaluation. The Audit Committee continued to work closely with our outside independent accounting firm and internal financial staff, including our new CFO, to ensure the quality of our financial controls.  We also created a Finance Committee as an ad hoc committee of the board in 2018 to review optimal financial structures for the company.

Myers sold new stock in August, which improved the balance sheet and substantially lowered the company’s leverage ratio (several directors purchased stock in the open market after this offering). We have been careful stewards of this new capital and are keenly aware of relative valuations of alternative uses of these funds.

As a board, we hold ourselves accountable to the highest standards. We continue to self-evaluate. As previously noted, we use an independent party to evaluate every board member, each committee, and the board as a whole. To maximize the effectiveness of these evaluations, we discuss this feedback—in both board and committee meetings — and establish objectives for continuous improvement. Just as we value peer evaluations, the board believes director education is valuable. Last fall, for example, one meeting began with a presentation on the board’s proper role in M&A, delivered by a corporate director who is a leading M&A lawyer and former CEO.

Your board works closely with management to evaluate and define Myers’ enterprise strategy, which was first presented to the investment community two years ago. Our long-term strategy is guided by three key operating principles: a niche market focus; flexible operations through the use of an asset-light business model; and strong cash flow growth. More recently, we announced actions required for the successful transformation of our Distribution segment.

As a board, we have been deeply involved with management in defining Myers’ culture as one characterized by a “winning” mentality and a results-based orientation. We are committed to transparency and candor, while remaining consistently attentive to both our customers’ needs and our employees’ safety. We want our employees to act and feel like owners, while operating with the highest possible ethical standards and promoting diversity of all kinds throughout the organization.

Environmental stewardship and corporate responsibility are likewise very important to the company — and something about which several shareholders have inquired. We incorporate environmental consciousness into all aspects of our operations by, among other measures, recycling and reprocessing plastic scrap in our factories. We also manufacture returnable packaging products and implement and maintain recycling programs. Of course, we conserve energy whenever we can, and encourage our customers to focus on sustainability, as well. At the beginning of each board meeting, we review the previous quarter’s safety record (which, thankfully, remains well below the industry average).

Effective last year, we modified the method (but not the actual dollar equivalent) of director pay. For a director’s stock retainer, rather than issuing the stock portion of our annual retainer to directors at the end of a year of service (at the annual meeting) we began issuing restricted stock at the beginning of the year of service (when directors are elected at the annual meeting), which will not vest until the first anniversary of the grant.  In our case, directors received their restricted stock grant for their 2018 term of service at the annual meeting date in April 2018 (at a price above $24/share) and such shares will vest in April 2019. This change was made to be more consistent with current best practices.  In this year’s proxy statement, it will appear that the stock portion of our director retainer doubled. In next year’s proxy statement, the “director stock retainer” portion will be approximately half of the amount appearing this year. I wanted to alert you to what is, in effect, a bookkeeping change, even though there is no actual economic change in the stock retainer portion paid to directors.

For the third consecutive year, we reached out to shareholders (Compensation Committee Chair Sarah Coffin, Treasurer Monica Vinay, and I offered to meet with each shareholder owning more than 1% of the company). This year, we met with shareholders and once again gained valuable insights about their opinions on governance and views on other matters.

We were gratified by the results of the “say on pay” proposal at last year’s annual meeting, when almost 25 million shares voted for and only about 260,000 shares voted against. This was a substantial improvement over two years ago when about 6.7 million shares voted against this same “say on pay” proposal.

As always, we welcome feedback from our shareholders. Shareholders may send communication by email to governance@myersind.com, or by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member, or Non-Management Directors, as the case may require), c/o Chief Legal Officer and Secretary, Myers Industries, Inc., 1293 Main Street South, Akron, Ohio 44301, as outlined more completely in our Communication Procedures for Interested Parties and Shareholders available on the company’s website www.myersindustries.com.

In last year’s letter, I was pleased to report that Myers’ stock outperformed during 2017 (up by about 40%, compared to almost 22% for the S&P 500). Unfortunately, Myers’ stock price performance was disappointing last year: down by about 20% vs. about -4% for the S&P 500. We continue to believe that one year is not an appropriate gauge of long-term performance.

Your board remains very active and engaged, and we begin 2019 with a firm commitment to building long-term shareholder value at Myers. Thank you for your support of the company and confidence in our efforts on your behalf.

Sincerely,

F. Jack Liebau, Jr.
Chairman of the Board

************

Dear Shareholders,

The Board of Directors of Myers Industries, Inc. (“Myers Industries” or the “Company”) has fixed the close of business on March 7, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held on April 24, 2019 (the “Annual Meeting”). This Proxy Statement, together with the related proxy card and our 2018 Annual Report to Shareholders, is being mailed to our shareholders on or about March 20, 2019. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting via live webcast or in person, please complete and return the enclosed proxy card, or follow the instructions to vote by telephone or internet, as soon as possible.

If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at (330) 761-6212.

By Order of the Board of Directors,

R. DAVID BANYARD
President and Chief Executive Officer

Akron, Ohio

March 20, 2019

THE 2018 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Proxy Statement and the Company’s 2018 Annual Report to Shareholders are available on Myers Industries’ website at:

http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 24, 2019
Time:	9:00 A.M. (EDT)
Location:

The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com and the meeting will be held in person at:

1554 South Main Street, Akron, OH 44301

Record Date:	March 7, 2019

Items of Business

1. To elect the nine candidates nominated by the Board of Directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;	4. To consider such other business as may be properly brought before the meeting or any adjournments thereof.
2. To consider and vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;
3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2019; and

The Board of Directors recommends that you vote “FOR” each of the director nominees included in Proposal Number 1 and “FOR” each of Proposal Numbers 2 and 3. The full text of these proposals is set forth in the accompanying Proxy Statement.

How to Vote

By Telephone	By Internet	By Mail	Via Webcast or In Person
You may vote by calling 1-800-690-6903.	You may vote online at www.proxyvote.com.	You may vote by completing and returning the enclosed proxy card.	All shareholders are cordially invited to attend the Annual Meeting via live webcast or in person.

PROXY STATEMENT SUMMARY

Below are the highlights of important information you will find in this Proxy Statement.  As this is only a summary, we request you please review the full Proxy Statement before casting your vote.

General Meeting Information
2019 Annual Meeting Date and Time	Wednesday, April 24, 2019 9:00 a.m. EDT
Place	In-person: 1554 South Main Street, Akron, OH 44301 Online: The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com
Record Date	March 7, 2019
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.

Voting Matters and Board Recommendations
Proposal		Voting Options	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes	Board Recommendation
1.	Election of Directors	“FOR” all nominees or “WITHHOLD” your vote for one or more of the nominees	Nominees for election as directors who receive the greatest number of votes cast by holders of common stock represented in person or by proxy at the Annual Meeting will be elected as directors.	Broker non-votes will have no effect on the voting on these matters at the meeting.	FOR EACH NOMINEE
2.	Advisory Vote to Approve Executive Compensation	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy at the Annual Meeting.	Broker non-votes will have no effect on the voting on this matter at the meeting. Abstentions will count against this proposal.	FOR
3.	Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy at the Annual Meeting.	Abstentions and “broker non-votes” will be counted to determine whether or not a quorum is present. Abstentions will count against this proposal.	FOR

    i

PROXY STATEMENT SUMMARY (CONTINUED)

Recent Highlights and Achievements

The Company’s management and its Board of Directors (the “Board” or “Board of Directors”) have developed a strategic vision for the Company, which they have focused on implementing for the past several years. This long-term strategy is guided by three key operating principles:

•	Niche market focus
•	Flexible operations through the use of an asset-light business model
•	Strong cash flow growth

The Company’s mission is to instill a culture where safety and efficiency are part of every aspect of the business and where employees are empowered to act like owners. The Company’s management and Board of Directors work hand-in-hand to develop our strategic vision and together review the Company’s strategy and performance periodically throughout the year.

Myers Industries has made meaningful progress executing its long-term strategy.  The Company’s key achievements in 2018 included, among others:

•	Generated double-digit year-over-year sales growth in our Food & Beverage market, leading to an increase in net sales of 6.6% in our Material Handling Segment and 3.6% for the enterprise
•	Launched a new product in our Consumer market that is expected to drive mid-single-digit sales growth in that market in 2019
•

Expanded our gross margin by 280 basis points to 31.6% as a result of pricing initiatives and 80/20 and lean continuous improvement actions, combined with the benefits of the strategic footprint realignment that we completed in 2017

•

Improved adjusted operating income from $31.5 million in 2017 to $40.4 million in 2018, a 28.5% increase (excluding $33.3 million of charges related to the 2015 sale of the Company’s Lawn and Garden business)

•	Reduced total debt by $74.2 million, or 49.2%
•	Reduced our leverage ratio to 1.2x as defined by our current debt agreements
•	Increased cash provided by operating activities of continuing operations by 22.9% to $60.4 million, driven by a reduction in working capital of $5.9 million, or 21.6%, despite higher sales
•	Completed public offering of 4.6 million shares of our common stock at $18.50 per share with net proceeds of approximately $79.5 million.

In addition, we also announced a set of strategic transformation actions for our Distribution segment. The actions are expected to be implemented by the end of 2019 and include a new go-to-market strategy, a contribution margin improvement initiative, and an overhead and logistics optimization plan. The goal of the transformation is to reach a 10% EBITDA margin run-rate in 2020.

PROXY STATEMENT SUMMARY (CONTINUED)

Governance Highlights

Myers Industries is committed to applying sound corporate governance practices.  We believe sound governance practices are in the best interests of our shareholders and strengthen accountability within the organization.

Annual Elections	Yes	Stock Ownership Guidelines for Executives	Yes
Independent Board Chair	Yes	Anti-Hedging and Anti-Pledging	Yes
Board Independence	89%	Code of Conduct and Ethics	Yes
Committee Independence	100%	Board Member Recruiting Guidelines	Yes
Number of Financial Experts	4	Executive Sessions of the Board	Yes
Board Diversity	33% female	Anonymous Reporting	Yes
Board and Committees Complete Annual Self-Evaluations	Yes	Clawback Policy	Yes
Over-Boarding Policy	Yes

Myers Industries’ commitment to sound corporate governance practices has been illustrated through a number of actions taken over the years, as shown below.

2018
	•	Shareholders approved Employee Stock Purchase Plan
	•	Continued shareholder outreach efforts
	•	Board evaluations facilitated by outside counsel
	•	Enhanced director education

2017
	•	Shareholders approved Amended and Restated 2017 Incentive Stock Plan
	•	Enhanced proxy disclosure
	•	Continued shareholder outreach efforts
	•	Adoption of an over-boarding policy for directors
	•	Board evaluations conducted by a third party

2016
	•	Established an email address through which shareholders can reach out to the Board directly
	•	Outreach with shareholders representing approximately 75% of outstanding shares
	•	Board evaluations conducted by a third party

2009 - 2015
	•	Adoption of the Board Member Recruiting Guidelines
	•	Adoption of a clawback policy
	•	Adoption of Stock Ownership Guidelines
	•	Appointment of an independent chairman

PROXY STATEMENT SUMMARY (CONTINUED)

Director Nominees

You are being asked to vote on the election of the following director candidates.  The candidates listed below are the nominees recommended by the Governance and Nominating Committee (the “Governance Committee”) and approved by the Board to serve for a one-year term. Detailed information on each director is available starting on page 9.

					Committee Memberships
Name	Age	Director Since	Experience	Independent	Audit	Compensation	Governance
R. David Banyard	50	2016	President, CEO, Myers Industries. Inc.	No
Sarah R. Coffin	66	2010	Former CEO, Aspen Growth Strategies, LLC	Yes	●	CHAIR
Ronald M. De Feo	67	2018	Former President, Chief Executive Officer and Executive Chairman of Kennametal, Inc. (NYSE: KMT) and a founding partner of Nonantum Capital Partners, LLC	Yes		●	●
William A. Foley	71	2011	Chairman of the Board and CEO, Libbey Inc. (NYSE: LBY)	Yes		●	●
F. Jack Liebau, Jr. Chairman*	55	2015	Former President and CEO of Roundwood Asset Management	Yes	●	●	●
Bruce M. Lisman	72	2015	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM)	Yes		●	CHAIR
Lori Lutey	54	2018	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)	Yes	●		●
Jane Scaccetti	64	2016	CEO and founding partner of Drucker & Scaccetti	Yes	●		●
Robert A. Stefanko	76	2007	Former Chairman and EVP of Finance and Administration of A. Schulman, Inc. (NASDAQ)	Yes	CHAIR	●

*Mr. Liebau is an ex officio member of each of the Company’s committees.

Board Overview

Myers Industries has an experienced and effective Board focused on shareholder value creation.  The Board is currently composed of nine members, eight of whom are independent.  The charts below highlight the Board’s composition and experience.

PROXY STATEMENT SUMMARY (CONTINUED)

Board Composition

Director Qualifications

Directors (number / %)		Skill

9	100%	Executive Leadership

7	78%	Other Public Board Experience

6	67%	Investor Relations

3	33%	Mergers & Acquisitions

5	56%	Global Experience

3	33%	Brand and Marketing

4	44%	Audit Committee Financial Expert

5	56%	Industry Experience / Operational Expertise

    v

PROXY STATEMENT SUMMARY (CONTINUED)

Shareholder Engagement

One of our key priorities is conducting robust engagement with our shareholders in order to provide transparency into our business and determine which issues are important to our shareholders. Participants in our engagement programs include executive management, members of the Board of Directors and Investor Relations personnel. Our methods of engagement include:

•	Earnings conference calls
•	Investor conferences
•	One-on-one investor meetings and one-on-one investor conference calls
•	Outreach calls and meetings with shareholders’ corporate governance departments

Shareholder Outreach

We believe engaging in shareholder outreach is an important element of strong corporate governance.  In 2018, in a continuation of the Company’s shareholder outreach efforts that began in 2016, members of our Board and executive management acted on this belief and contacted the top 14 shareholders who own 1% or greater of outstanding shares and represent collectively approximately 73% of total shares outstanding. Following this outreach, conference calls were conducted with two of the 14 shareholders initially approached who had expressed interest in having a conversation with our management and directors. During our outreach meetings, we discussed corporate governance matters, board diversity, the safety, environmental and social policies and reporting practices of the Company, and other items of shareholder interest.

The Company values the input received from these discussions with shareholders. Following these conversations, the Company has continued to emphasize the importance of safety in our operations and has renewed its focus on enhancing sustainable business practices and incorporating environmental consciousness throughout our operations.  Additionally, the Compensation Committee of the Company regularly evaluates the Company’s compensation programs and considers shareholder input in evaluating the programs.

At any time during the year shareholders may access our Annual Report, Proxy Statement, financial presentations, and corporate governance guidelines at www.myersindustries.com.

Shareholder Communications

Shareholders may contact any director, committee of the board, non-management director or the Board through the following:

via U.S. Mail at:

Myers Industries, Inc.

c/o Secretary

1293 South Main Street

Akron, Ohio 44301

via e-mail at:

governance@myersind.com

A toll-free hotline has also been established if an interested party wishes to contact a director, a committee of the Board, a non-management director or the Board by phone. The number is (877) 285-4145 and is available worldwide 24 hours a day, seven days a week.

PROXY STATEMENT SUMMARY (CONTINUED)

Executive Compensation Overview

Myers Industries’ executive compensation program, set forth by the Compensation Committee, is designed to implement our executive pay philosophy to:

•	Attract and retain talented and experienced executives and other key employees
•	Ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value (“pay for performance”)
•	Motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value
•	Reward executives whose knowledge, skills and performance are crucial to our success

Compensation Practices

What We Do	What We Don't Do
Link Pay to Performance	Enter into Employment Contracts
Limited Post-Employment/Change in Control Provisions	Offer Tax Gross-Ups
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Provide Perquisites
Maintain an Executive Compensation Clawback Policy	Allow Hedging or Pledging of Company Stock

PROXY STATEMENT SUMMARY (CONTINUED)

Elements of Compensation for 2018

Our 2018 executive compensation program was designed to reinforce the relationship between the interests of our named executive officers (or “NEOs”) and our shareholders.  The objectives and key characteristics of each element of our 2018 executive compensation are summarized below:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year	• Compensation for job performance
• Recognizes individual skills, competencies, and experience
• Generally determined based on an individual’s time in the position, experience, performance, future potential and external market conditions, and peer benchmarking

•    May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial ability to pay base salaries and provide increases, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year

•    Variable cash compensation tied to the achievement of annual corporate operational goals (the Company’s adjusted operating income growth and three-year average ROIC) established by the Compensation Committee each fiscal year to support long-term value creation

• Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentives (performance stock unit awards, stock options, and restricted stock units)	3 years	• Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests by aiding in the retention of high-quality executives

•    Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives (the Company’s three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales) designed to enhance shareholder value

• Helps build executive stock ownership, consistent with our stock ownership objectives
• Encourages retention through multi-year vesting

PROXY STATEMENT SUMMARY (CONTINUED)

2018 NEO Target Compensation Mix

2018 CEO Target Compensation Mix

2018 CFO Target Compensation Mix

* “Fixed” compensation includes salary and service-based restricted stock; “variable” compensation includes annual bonuses, performance stock units and stock options; “long-term” compensation includes stock options, performance stock units and restricted stock, and “short-term” compensation includes salary and annual bonuses.

Myers Industries, Inc.

Proxy Statement

Corporate Governance and Compensation Practices and Policies

The Board of Directors is committed to maintaining sound corporate governance and a compensation structure that promotes the best interests of our shareholders.

Corporate Governance Guidelines

The Company has adopted “Corporate Governance Guidelines” and a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees.  Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com.

Corporate Governance and Compensation Practices

Shareholder Outreach

In 2018, the Company and members of the Board continued to conduct considerable shareholder outreach, through which we have requested input from our largest institutional investors and other shareholders collectively holding approximately 73% of our outstanding shares.

Following this outreach, discussions were ultimately conducted with two of the shareholders initially approached who had indicated interest in having a conversation with our management and directors. The Company received feedback on:

•	corporate governance matters
•	Board diversity
•	safety, environmental and social policies and reporting practices of the Company

We value shareholder views and insights and expect to continue to dialogue with our shareholders.

Annual Elections

In accordance with best practices, all of our directors are elected annually.

Independent Chairman

•	Since October 2009, the Company has maintained an independent Chairman. F. Jack Liebau, Jr. has served as the independent Chairman since the 2016 Annual Meeting of Shareholders
•	The Company believes this leadership structure is appropriate as it further aligns the interests of the Company and our shareholders by ensuring independent leadership of the Board
•	The independent Chairman serves as a liaison between our directors and the Company’s management and helps to maintain open communication and discussion by the Board
•	Our independent Chairman is an ex officio member of each of our standing committees
•

Duties of the Chairman are specified in the Charter of the Chairman of the Board of Directors and include serving in a presiding capacity, coordinating the activities of the Board, and such other duties and responsibilities as the Board may determine from time-to-time. This charter is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com.

Board and Committee Independence

•

Periodic Review of Director Independence:  The Board of Directors reviews the independence of each director using the current standards for “independence” established by the New York Stock Exchange (“NYSE”) and other applicable regulations and considers any other material relationships a director may have with the Company as disclosed in annual director and officer questionnaires. The Company’s Corporate Governance Guidelines provide that a majority of the Board of Directors be comprised of independent directors and the charters of each of the Board’s committees require that all committee members be independent

•

Independence Determination:  The Board has determined that Mses. Coffin, Lutey and Scaccetti and Messrs. De Feo, Foley, Liebau, Lisman and Stefanko (all of its current members except for Mr. Banyard, our President and Chief Executive Officer) are independent under these standards.  The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy, and the corporate governance listing standards of the NYSE. In connection with the Board’s determination regarding the independence of each non-management director and nominee, the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the following relationships:

•

Committee Independence:  All members of the Company’s Audit Committee, Compensation Committee and Governance Committee have been determined to be independent directors.  In addition, the Board has determined that the members of the Audit Committee and Compensation Committee meet the additional independence criteria required for such committee membership under the applicable NYSE listing standards

•

Other Relationships:  Except as set forth in this Proxy Statement, neither the Company nor any of the Board nominees or any of their associates have or will have any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party

Director Resignation Policy

•

Pursuant to the Company’s director resignation policy, in an uncontested election, any incumbent director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election (and with respect to such incumbent director’s election at least 25% of the Company’s shares outstanding and entitled to vote thereon were “Withheld” from the election of such director) shall submit an offer of resignation to the Board of Directors

•	The Governance Committee will then recommend to the Board whether to accept or reject any tendered resignations, and the Board will decide whether to accept or reject such tendered resignations
•	The Board’s decision will be publicly disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”)
•

If an incumbent director’s tendered resignation is rejected, he or she will continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If an incumbent director’s tendered resignation is accepted, then the Board will have the sole discretion to fill any resulting vacancy to the extent permitted by the Company’s Amended and Restated Code of Regulations

Over-Boarding Policy

The Company has adopted a policy that the maximum number of public company boards on which a non-CEO director may sit is five (including the Company’s board) and the maximum number of public company boards on which a CEO director may sit is three (including the Company’s board).

Board Role in Risk Oversight

The Board annually reviews the Company’s strategic plan, which addresses, among other things, the Company’s risks and opportunities. Certain areas of oversight are delegated to the relevant Committees of the Board and the Committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Every year, management conducts an enterprise-wide risk assessment of the Company and each of its business segments and presents the assessment to the Board for review. The focus of this assessment includes a review of strategic, financial, operational, compliance, reputational and technology (IT) objectives and risks for the Company. In addition:

•	Audit Committee: The Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company
•

Compensation Committee: The Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies

•	Governance Committee: The Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning

Each committee also considers the reputational risk implicated by the oversight responsibilities described above.

Clawback Policy

The Company maintains a “Clawback Policy” that provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance (whether or not based upon misconduct) with financial reporting requirements under the federal securities laws. The Clawback Policy is administered by the Compensation Committee and applies to current and former executive officers and such other employees who may from time to time be deemed subject to the policy by the Compensation Committee.

Succession Planning

Our Board, in coordination with the Governance Committee, oversees succession planning for the CEO and other officers of the Company. As part of its succession planning oversight, the Board reviews the senior management team’s experience, skills, competence and potential, to help assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and execute the Company's strategic vision.

Stock Ownership Guidelines

The Company maintains “Stock Ownership Guidelines” whereby our executive officers and non-employee directors are expected to hold a specified amount of our common stock.  These expectations are as follows:

•	CEO: 5X annual base salary
•	CFO and CLO: 3X annual base salary
•	Vice Presidents: 1X annual base salary
•	Non-Employee Directors: 5X annual cash Board retainer

The executive officers and non-employee directors have five years from the date they become subject to the guidelines to attain the ownership requirement. These “Stock Ownership Guidelines” are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.

Anti-Hedging and Pledging Policy

The Company prohibits directors, officers and employees from engaging in any hedging or pledging transactions with respect to Company shares.

Board Member Recruiting Guidelines

The Company’s Board Member Recruiting Guidelines outline the process for nominating potential director candidates for consideration by the Governance Committee. These recruiting guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.

Executive Sessions of the Board and Committees

The Board has a policy requiring the non-management directors, both as to the Board and Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2018, the Board and each Committee met regularly in executive session as follows: Board, eight times; Audit Committee, six times; Compensation Committee, four times; and the Governance Committee, four times.

Presiding Directors

The Chairman of each Committee was selected as the Presiding Director for each Committee executive session.

Anonymous Reporting

The Audit Committee maintains procedures, including a worldwide telephone “hotline,” which allows employees and interested parties to report any financial or other concerns anonymously as further detailed under “Shareholder Communication with Directors” below.

Code of Ethics

We have a “Code of Business Conduct and Ethics,” which incorporates a “Code of Ethical Conduct for the Finance Officers and Finance Department Personnel,” which embodies our commitment to ethical and legal business practices, as well as satisfying the NYSE requirements to implement and maintain such policies. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. This policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com.

Annual Board and Committee Self-Assessments

The Board conducts annual self-assessments of the Board, as well as of the Audit Committee, the Compensation Committee, and the Governance Committee, to assist in determining whether the Board and its Committees are functioning effectively.  In early 2016 and 2017, evaluations were conducted by an independent third party through telephone interviews and feedback was provided to the Board, committees and individual directors. In late 2017 through 2018 and in early 2019, the Board conducted self-assessment evaluations with the assistance of outside counsel and reviewed the results as a Board.

Shareholder Communication with Directors

Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee of the Board, to the non-management directors, or to the Board:

Written Communication

Interested parties may send such communications by e-mail to governance@myersind.com or by mail or courier delivery addressed as follows:

Board of Directors (or Committee Chairman, Director or Non-Management Directors, as the case may be)

c/o Secretary

Myers Industries, Inc.

1293 South Main Street

Akron, Ohio 44301

All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened or unread to the Chairman of the Governance Committee. The Chairman of the Governance Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chairman of a particular Committee of the Board, however, the Secretary will forward those communications, unopened or unread, directly to the person or Committee Chairman in question.

Toll Free Hotline

The Company maintains a “hotline” for receiving, retaining and addressing complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns.

The hotline is maintained by an independent third party. Interested parties may also use this hotline to communicate with the Board.

Any interested party may contact a director, a Committee of the Board, the non-management directors, or the Board through the toll free hotline at (877) 285-4145.

The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to the Chairman of the Audit Committee and the Secretary. We do not permit any retaliation of any kind against any person who submits a complaint or concern under these procedures.

Corporate Responsibility

At Myers Industries, we are committed to helping our customers make the world a safer and more efficient place. We provide bulk packaging that is more easily cleaned than other solutions. We provide stronger, rigid packaging for safe stacking and storage of food and beverage products. We provide a wide selection of storage bins to help our customers organize their workplace and drive efficiency. We also provide world-leading tire pressure monitoring systems so that our end users have the proper and safest pressure in their car tires. Not only do we incorporate health, safety and environmental consciousness into our products, but into all aspects of our operations.

Health and Safety

The health and safety of our employees, our customers and our end-users is at the forefront of each business decision we make.

•

We maintain an Environmental Health and Safety Policy and Principles that all of our employees are expected to understand and promote (this policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com)

•	Our ultimate goal is to achieve zero injuries through continued focus on our core safety programs
•	All of our manufacturing sites and distribution centers maintain safety committees that strive to identify and implement best practices in environmental health and safety
•	We engage employees, provide training and ensure competency in safe work practices and procedures

•	We utilize the DuPont™ STOP™ safety training observation program and, in 2018, our locations completed 2,489 DuPont™ STOP™ observations
•	Our OSHA recordable incident rate is well below the industry average and has been for a number of years

Environmental Stewardship

The Company incorporates environmental consciousness into all aspects of our operations by doing, among other things, the following:

•	Manufacturing returnable packaging products that promote sustainability
•	Recycling and reprocessing plastic scrap in our factories
•	Ensuring that colorants used in our plastics manufacturing do not contain lead or any other heavy metals
•	Implementing and maintaining recycling programs in our offices and factories
•

Conserving energy wherever possible in order to prevent water, air and land pollution (including through the use of new efficient plant water cooling systems and motion control water valves at certain locations)

•	Using tools, such as thermal imaging to improve machine cycle times, LED lighting, lighting motion sensors and high efficiency motors to reduce energy consumption
•	Encouraging our customers to focus on sustainability by providing alternative solutions in manufacturing materials, transportation methods, and product end-uses

Community Involvement

We are committed to being active members of the communities where we operate. By contributing financially and through volunteer work, we strive to help build stronger communities and create a better environment for our employees, our customers and the general public. Our primary focus areas for our charitable contribution program include education and youth development, community and civic development, health and social services and environmental efforts. We offer several programs to encourage employees to positively impact our communities, including a Company matching gift program and Company provided days off for employee volunteering.

Employee Relations and Workplace Environment

We are committed to providing a safe and open work environment where we empower our employees to achieve their full potential, regardless of differences in gender, age, ethnic background, culture, religion, sexual orientation, or physical ability. We strive to provide our employees with financial, personal and physical well-being through our comprehensive and highly competitive pay and benefits packages as well as by providing access to a variety of innovative, flexible and convenient employee health and wellness programs. We also invest in our people through annual employee development and engagement programs, including web-based training solutions.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies. The members of the Governance Committee have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors.

Each of the below nominees has consented:

•	to serve as a nominee,
•	to being named as a nominee in this Proxy Statement, and
•	to serve as a director if elected.

If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES

Name	Age	Director Since	Independent	Occupation
R. David Banyard	50	2016	No	President and CEO Myers Industries, Inc.
Sarah R. Coffin	66	2010	Yes	Former CEO of Aspen Growth Strategies, LLC
Ronald M. De Feo	67	2018	Yes	Former President, Chief Executive Officer and Executive Chairman of Kennametal, Inc. (NYSE: KMT) and a founding partner of Nonantum Capital Partners, LLC
William A. Foley	71	2011	Yes	Chairman of the Board and CEO, Libbey Inc. (NYSE: LBY)
F. Jack Liebau, Jr.	55	2015	Yes	Former President and CEO of Roundwood Asset Management
Bruce M. Lisman	72	2015	Yes	Former Chairman of the Global Equity Division, JP Morgan Chase & Co.
Lori Lutey	54	2018	Yes	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)
Jane Scaccetti	64	2016	Yes	CEO and founding partner of Drucker & Scaccetti
Robert A. Stefanko	76	2007	Yes	Former Chairman and EVP of Finance and Administration of A. Schulman, Inc.

NOMINEE INFORMATION

R. DAVID BANYARD Age: 50 Director since: 2016 Committees: None	Principal Occupation: President, Chief Executive Officer and Director of Myers Industries Business Experience:
	•	Former Group President, Fluid Handling Technologies of Roper Technologies (NYSE: ROP), a diversified industrial company that produces engineered products for global niche markets
	•	Former Director of ID Modeling, Inc., a hydraulic modeling and water resource management company
	•	Former Vice President and General Manager — Kollmorgen Vehicle Systems Division, Danaher Corporation (NYSE: DHR), a designer, manufacturer, and marketer of industrial and consumer products
	•	Former Director of Operations — Jacobs Vehicle Systems, Danaher Corporation (NYSE: DHR)
Skills and Expertise:
	•	Successive leadership roles in manufacturing and engineering industries
	•	Proven track record of outperforming market growth, expanding profit margins and driving improved cash flow performance
	•	Variety of experiences resulting from service as a director and in management for other companies

SARAH R. COFFIN Age: 66 Director since: 2010 Committees: Compensation (Chair) Audit	Business Experience:
	•	Former Chief Executive Officer of Aspen Growth Strategies, LLC, an investment company
	•	Former Executive Vice President, Hexion and Senior Vice President, Noveon, Inc. (now Lubrizol), both specialty chemical and polymer producers in the industrial market space
Current and Former Directorships:
	•	Director of FLEXcon, a privately held manufacturer of pressure-sensitive films and adhesives
	•	Former Director and Chair of the Compensation Committee of SPX Corporation (NYSE: SPXC) (now SPX Corporation and SPX Flow), a global industrial equipment and manufacturing company
	•	Former Director of Huttenes-Albertus International, an international manufacturer of chemical products for the foundry industry
Skills and Expertise:
	•	Former division and global leader in multiple companies with extensive merger and acquisition responsibility
	•	Substantial senior level executive experience in marketing, distribution and operations
	•	Background in the polymer and specialty chemicals industries
	•	Broad experience in governance, audit, compensation and leadership with public, private and non-profit boards

RONALD M. DE FEO	Business Experience:
Age: 67 Director since: 2018 Committees: Compensation Governance	•	Founding partner of Nonantum Capital Partners, LLC, a private equity firm
	•	Former President, Chief Executive Officer, and Executive Chairman of Kennametal, Inc. (NYSE: KMT), a supplier of tooling and industrial materials
	•	Former Chief Executive Officer of Terex Corporation (NYSE: TEX), manufacturer of lifting and material handling solutions for a variety of industries
	•	Various marketing and leadership positions at Case Corporation, Tenneco Inc. (NYSE: TEN), and Procter & Gamble (NYSE: PG)
Current and Former Directorships:
	•	Trustee for Iona College
	•	Former Executive Chairman and Director of Kennametal, Inc.
	•	Former Chairman of Terex Corporation
Skills and Expertise:
	•	Over 20 years of senior management and industrial experience
	•	Extensive experience with public and private company boards, corporate governance, mergers and acquisitions, brand and marketing

WILLIAM A. FOLEY Age: 71	Principal Occupation: Chairman of the Board and Chief Executive Officer of Libbey Inc. (NYSE: LBY), a producer of consumer and industrial glassware
Director since: 2011 Committees: Compensation Governance	Business Experience:
	•	Former Chairman and Chief Executive Officer of Blonder Home Accents, a distributor of wallcoverings and home accents
	•	Former Chairman and Chief Executive Officer of Thinkwell Incorporated
	•	Former President of Arhaus Incorporated, a private brand name furniture company
	•	Former Chairman, President and Chief Executive Officer of Lesco Incorporated, a manufacturer, distributor and retailer of professional lawn care and golf course management products
Skills and Expertise:
	•	Over 30 years of senior management experience, both domestic and international
	•	Provides wide-ranging acquisition, joint venture, business and market development experience
	•	Extensive experience in broad scale plastics manufacturing, as well as consumer and distribution businesses
	•	Experience with best practices on public company boards, particularly in governance, compensation and leadership

F. JACK LIEBAU, JR. Age: 55 Director since: 2015 Chairman of the Board Committees: Audit* Compensation* Governance* *ex officio	Business Experience:
	•	Former President and Chief Executive Officer of Roundwood Asset Management, a subsidiary managing public equities for Alleghany Corporation’s insurance companies
	•	Former President and Founder, Liebau Asset Management Company, which managed money for individuals, foundations, and corporations
	•	Former Partner and Portfolio Manager for Davis Funds and Primecap Management Company, investment management firms
Current and Former Directorships:
•

Non-Executive Chairman of the Board and Member of Special Investigations Limited Company, a private, Virginia-based professional services company and government contractor in the information technology, cybersecurity, investigations, and intelligence sectors

	•	Former Director of The Pep Boys, a nationwide auto parts retailer
	•	Former Director of Herley Industries, Inc., a defense technology company
	•	Former Director of Media General, Inc., then an owner of newspapers and television stations
	•	Former Vice President of Andover Alumni Council
	•	Current Director and CFO of the Edwin Gregson Foundation
	•	Former Director and Finance Committee Chair of Kidspace Children’s Museum
Skills and Expertise:
	•	Vast financial, strategic, executive and investment experience working with companies in a wide range of industries
	•	Experience in corporate governance and in serving on both corporate and non-profit boards
	•	Experience working effectively with management teams, analyzing strategic options, and communicating with various constituencies
	•	Extensive financial experience, including qualification under SEC rules as an Audit Committee Financial Expert

BRUCE M. LISMAN Age: 72 Director since: 2015 Committees: Compensation Governance (Chair)	Business Experience:
	•	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM), a global financial services firm and banking institution
	•	Former Co-Head of the Global Institutional Equity Division, Bear Stearns Companies, Inc.
Current and Former Directorships:
	•	Director of Associated Capital Group (NYSE: AC), a diversified global financial services company
	•	Lead Director of PC Construction, an engineering and construction company
	•	Director of National Life Group, a mutual life insurance company
	•	Member of the board of American Forests
	•	Former Director of The Pep Boys, a nationwide auto parts retailer
	•	Former Director of Central Vermont Public Service (now part of Green Mountain Power), a public energy company
	•	Former Director of Merchants Bancshares, a bank holding company (now part of Community Bank System, Inc.)
	•	Former member of the boards of BRUT, Inc., Vermont Electric Power Company, Inc., STRYKE Trading, the University of Vermont, and the Vermont Symphony Orchestra
Skills and Expertise:
	•	Experience as a chair, vice chair, and committee chair/member in a broad range of businesses and civic organizations
	•	Extensive executive and investment experience

Lori Lutey Age: 54 Director since: 2018 Committees: Audit Governance	Business Experience:
	•	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)
	•	Former Vice President of Finance of FedEx Services
	•	Former Vice President and Chief Financial Officer of FedEx Trade Networks
	•	Former Vice President of Finance and Administration of FedEx Supply Chain Services
Current and Former Directorships:
	•	Director of PS Logistics, a private flatbed transportation solution provider
	•	Director, Inner Explorer, a non-profit organization whose mission is to provide mindfulness to PreK-12 classrooms
Skills and Expertise:
	•	Extensive experience with strategic and financial management and leadership of overall company performance
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert

JANE SCACCETTI Age: 64 Director since: 2016 Committees: Audit Governance	Principal Occupation: Chief Executive Officer and founding partner of Drucker & Scaccetti, an accounting and tax advisory firm
Business Experience:
	•	Former partner at Laventhol & Horwath, a national accounting firm
Current and Former Directorships:
	•	Chair of the Audit Committee, Penn National Gaming, Inc. (NASDAQ: PENN), an operator of casinos and racetracks
	•	Director of Mathematica Policy Research, Inc., a non-partisan research organization focused on policy research, data collections and data analytics
	•	Trustee and member of Compliance, Investment and Strategic and Long Term Planning Committees of Temple University
	•	Former Chair of the Board of Temple University Hospital and Temple University Health System
	•	Former member of the board and Chair of the Audit Committee of Nutrition Management Services Company, a provider of comprehensive healthcare food service and facilities management nationwide
	•	Former Chair of the Audit Committee and a member of the Nominations and Governance Committee of The Pep Boys, a nationwide auto parts retailer
	•	Former Director of Keystone Health Plan East, the for-profit Health Maintenance Organization of Independence Blue Cross
Skills and Expertise:
	•	Experience as a chair, vice chair, and committee chair/member in a broad range of businesses
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert

ROBERT A. STEFANKO Age: 76 Director since: 2007 Committees: Audit (Chair) Compensation	Business Experience:
	•	Former Chairman of the Board and EVP of Finance & Administration of A. Schulman, Inc. (NASDAQ until August 21, 2018), an international supplier of plastic compounds and resins
Current and Former Directorships:
	•	Former Director and member of the Audit and Compensation Committees of OMNOVA Solutions, Inc. (NYSE), an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces
	•	Former Director of The Davey Tree Expert Company, a tree, shrub and lawn care company
	•	Former Chair of the Finance/Audit Committee and a Director of Akron General Hospital
Skills and Expertise:
	•	Extensive involvement in public company matters, including international, compensation, audit, financial, legal, and various other matters
	•	Extensive financial and accounting experience, including qualification under SEC rules as an Audit Committee Financial Expert
	•	Experience as a director of other public company boards

Each of the foregoing nominees is recommended by the Governance Committee. The Governance Committee believes that each of the nominees possesses certain key attributes that the Governance Committee believes to be important for an effective Board.  There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director, nominee, or executive officer of Myers Industries to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors, director nominees and executive officers.

The Board of Directors recommends that you vote “FOR” each of the director nominees listed above.

Nominating Process

The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Governance Committee: in writing by any of our shareholders or by our current or past directors, executive officers, or identified by professional search firms retained by the Governance Committee. The Governance Committee also engaged a professional search firm during 2018 to assist the Committee and the Board in connection with the identification of Mr. De Feo and Ms. Lutey as potential director candidates.

Recruiting Guidelines and Director Qualifications

The Company’s Board Member Recruiting Guidelines outline the process for the Governance Committee to recruit and evaluate potential director candidates. These guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com. In considering these potential candidates for nomination to stand for election, the Governance Committee will consider:

•	The current composition of the Board and how well it functions as a group
•	The talents, personalities, and strengths of current directors
•	The value of contributions made by individual directors
•	The need for a person with specific skills, experiences or background relevant to the Company’s strategy to be added to the Board
•	Any anticipated vacancies due to retirement or other reasons
•	Other factors that may enter into the nomination decision

The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board of Directors and establish a well-rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors; however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates.

Shareholder Recommendation Policy

The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the below procedures.  Shareholders making recommendations for directors must:

•	Certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation)
•

Provide the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years

•	Provide a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director
•

Submit a signed written statement that the shareholder making the recommendation and the proposed nominee will make available to the Governance Committee all information reasonably requested in furtherance of the Governance Committee’s evaluation

•	Provide a letter of recommendation to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301
•	Submit all required information before the close of business on or before November 15th of the year prior to our next Annual Meeting of shareholders

Shareholder Nomination Policy

In accordance with our Amended and Restated Code of Regulations, a shareholder may directly nominate a candidate for election as a director of the Company only if written notice of such intention is received by the Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting of shareholders or special meeting of shareholders for the election of directors. In the event that the date of such meeting to elect directors is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to nominate a candidate must be received by the Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nomination” and then send a signed letter of nomination to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. Our Amended and Restated Code of Regulations is available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at: www.myersindustries.com.

Board Committees and Meetings

There were a total of 15 regularly scheduled and special meetings of the Board of Directors in 2018. During 2018, all directors attended at least 75% of the aggregate total number of the meetings of the Board and committees on which they served. In 2018, all of our then current directors and then nominees attended our Annual Meeting.  Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee.  Set forth below are the current committee memberships.

Director	Audit Committee	Compensation Committee	Governance Committee
Sarah R. Coffin	X	Chair
Ronald M. De Feo		X	X
William A. Foley		X	X
F. Jack Liebau, Jr.*	X	X	X
Bruce M. Lisman		X	Chair
Lori Lutey	X		X
Jane Scaccetti	X		X
Robert A. Stefanko	Chair	X

*Mr. Liebau is an ex officio member of each of the Company’s committees.

In addition to the standing Audit Committee, Compensation Committee and Governance Committee, from time to time, the Board has established, and may establish in the future, special committees to address particular matters. In 2018, the Board established a Finance Committee as a temporary Ad-Hoc Board committee to provide oversight and guidance with respect to the Company’s May 2018 public offering of 4,000,000 shares of its common stock. The Finance Committee held 8 meetings in 2018. The Company disbanded the Finance Committee for 2019.

Audit Committee

7 Meetings Held in 2018

The Audit Committee assists our Board in the oversight and integrity of our financial statements, ensures our structure meets legal and regulatory requirements, and oversees our internal auditing functions, controls, and procedures.  The Board has determined that based on their extensive financial background and expertise, F. Jack Liebau, Jr. (ex officio), Lori Lutey, Jane Scaccetti and Robert A. Stefanko meet the criteria of a “financial expert” under SEC rules. None of our Audit Committee members serve on more than two other public company audit committees.

Audit Committee Functions:

•	Engages the independent registered public accounting firm and is responsible for the appointment, compensation and oversight of external auditor
•	Approves all audit and accounting engagements (audit and non-audit)
•	Reviews the results of the audit and interim reviews
•	Evaluates the independence of the independent registered public accounting firm
•	Reviews the financial results of the Company with the independent registered public accounting firm prior to their public release and filling of reports with the SEC
•	Directs and supervises special investigations
•	Oversees accounting, internal accounting controls, auditing matters, reporting hotline and corporate compliance programs

See the Audit Committee Report on page 50 for further information regarding the Audit Committee’s activities.

Compensation Committee

12 Meetings Held in 2018

The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent board members, annual base salaries and incentive compensation awards for our executive officers.

Compensation Committee Functions:

•	Review and approve compensation of executive officers of the Company
•	Review and approve the CEO’s compensation-related corporate goals
•	Evaluate the CEO’s performance
•	Establish and administer the Company’s policies, programs and procedures for compensating its executive officers and directors
•	Review and approve equity award grants
•	Review, assess and monitor the Company’s Stock Ownership Guidelines
•	Oversee regulatory compliance with respect to compensation matters
•	Oversee shareholder communications regarding executive compensation matters
•	Retain outside consultants regarding executive compensation and other matters

Corporate Governance and Nominating Committee

5 Meetings Held in 2018

The Governance Committee assists the Board in developing and implementing corporate governance guidelines, identifying potential director candidates, determining the size and composition of our Board and its committees, and evaluating the overall effectiveness of our Board.

Governance Committee Functions:

•	Evaluate new director candidates and incumbent directors
•	Recommend nominees to serve on the Board as well as members of the Board’s committees to the independent directors of the Board
•	Recommend and monitor participation in continuing education programs by the directors

Committee Charters and Policies

The Board has adopted written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Audit Committee, the Compensation Committee, and the Governance Committee are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at: www.myersindustries.com.

Director Compensation

The Company has structured its non-employee director compensation to attract and retain highly qualified directors and to compensate directors for their service, while also aligning the interests of the directors to the long-term interests of the Company’s shareholders.

In addition to the compensation provided to our non-employee directors, which is described below, our Amended and Restated Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.

2018 Non-Employee Director Compensation

The Company’s non-employee director compensation program maintained in 2018 reflected the recommendations of the Compensation Committee’s compensation consultant based on the consultant’s assessment of market competitiveness. The analysis included pay levels and prevalent practices for retainers, fees, equity-based compensation, and stock ownership guidelines, and affirmed that the Company’s non-employee director compensation program is structured in a manner consistent with good governance, continues to be aligned with best practices, and meets the needs of the Board.

For 2018, each non-employee director received an annual cash retainer of $55,000 and an equity based award under our 2017 Incentive Stock Plan of Myers Industries, Inc., as Amended and Restated (the “2017 Plan”) of $75.000. Directors who are employees of the Company do not receive any annual retainer. Director cash retainers are paid quarterly in arrears.

Until 2018, the equity based award was granted annually in arrears at the end of the non-employee directors’ terms in connection with our Annual Meeting of Shareholders. In 2018, the Compensation Committee recommended, and the Board agreed, to adopt a more customary practice of granting the equity based award at the beginning of the directors’ terms upon election at our Annual Meeting of Shareholders, subject to vesting on the first anniversary of the grant, conditioned on each director’s continued service through the vesting date. Accordingly, in 2018 each non-employee director received an equity based award for their prior year of service which vested immediately, and an equity based award for their upcoming year of service which is subject to vesting at the 2019 Annual Meeting of Shareholders. The target value of each equity based award in 2018 was $75,000, based on the fair market value of our common stock on the grant date. Directors may elect to receive an equivalent number of stock units rather than shares of common stock, with payment to be made with respect to such stock unit when such director ceases to be a member of the Board. For non-employee directors who join the Board between annual meeting dates, the annual equity award is prorated for the portion of the term that such director serves.

The cash portions of our non-employee directors’ annual, committee member, and committee chair retainers for 2018 is set forth below. In 2018, the Board established a Finance Committee as a temporary Ad-Hoc Board committee to provide oversight and guidance with respect to the Company’s May 2018 public offering of 4,000,000 shares of its common stock. The Compensation Committee determined, and the Board approved, the annual retainers set forth below for participation in this and other future Ad Hoc committees, pro rated for the duration of service on such committees over a calendar year.

Compensation Type	2018 Director Compensation
Annual Cash Retainer	$55,000
Annual Equity Based Award	$75,000
Supplemental Annual Cash Retainer
Committee Members	$10,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$20,000
Chair of Governance & Nominating Committee	$16,000
Board Chair	$90,000 (including committee fees)
Ad-Hoc Committee Members	$10,000
Ad-Hoc Committee Chairman	$15,000

The following table shows the compensation paid to our non-employee directors during fiscal year 2018.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sarah R. Coffin	83,875	150,044(2)	—	—	—	233,919
John B. Crowe	44,938(3)	75,022	—	—	—	119,960
Ronald M. De Feo	10,598(4)	55,985	—	—	—	66,583
William A. Foley	74,375	150,044(5)	—	—	—	224,419
Daniel R. Lee	42,026(6)	75,022	—	—	—	117,048
F. Jack Liebau, Jr.	146,875(7)	150,044	—	—	—	296,919
Bruce M. Lisman	91,963(8)	150,044	—	—	—	242,007
Lori Lutey	3,872(9)	49,997	—	—	—	53,869
Jane Scaccetti	74,375	150,044	—	—	—	224,419
Robert A. Stefanko	93,875(10)	150,044 (11)	—	—	—	243,919

(1)

Except as otherwise noted, Stock Award amounts do not reflect compensation actually received by the directors. For non-employee directors who served on the Board in both 2017 and 2018, the amounts shown reflect the equity compensation for both of those years of service. The amounts shown reflect the fair market value of (i) 3,081 shares of common stock awarded in arrears on April 25, 2018 to the non-employee directors for their service for the prior year, and (ii) 3,081 restricted stock units awarded to the non-employee directors on April 25, 2018, with respect to their current service commencing on that date until the 2019 Annual Meeting of Shareholders, at which time their awards will vest.

(2)

Ms. Coffin deferred the receipt of common stock for her Stock Award in fiscal years 2017 and 2018, and instead received stock units. On the date that she ceases to be a member of the Board for any reason whatsoever, or as soon thereafter as is reasonably practical, the Company shall make a payment to her of one share for every stock unit then held by her as payment with respect to each such stock unit.

(3)	Fees paid to Mr. Crowe for his service until the 2018 Annual Meeting of Shareholders.
(4)

Fees paid to Mr. De Feo for his service for the period beginning August 2, 2018. The amount of Stock Awards shown reflects the fair market value of 2,574 restricted stock units awarded to Mr. De Feo, pro rata for fiscal year 2018, with respect to his current service commencing on August 2, 2018 until the 2019 Annual Meeting of Shareholders, at which time his awards will vest.

(5)

Mr. Foley deferred the receipt of common stock for his Stock Award in fiscal years 2017 and 2018, and instead received stock units. On the date that he ceases to be a member of the Board for any reason whatsoever, or as soon thereafter as is reasonably practical, the Company shall make a payment to him of one share for every stock unit then held by him as payment with respect to each such stock unit.

(6)	Fees paid to Mr. Lee for his service until the 2018 Annual Meeting of Shareholders.
(7)	Fees Earned or Paid in Cash includes fees in the amount of $10,000 for Mr. Liebau’s service as a member of the Finance Committee, an Ad Hoc committee established for 2018.
(8)	Fees Earned or Paid in Cash includes fees in the amount of $15,000 for Mr. Lisman’s service as Chairman of the Ad-Hoc Finance Committee, an Ad Hoc committee established for 2018.
(9)

Fees paid to Ms. Lutey for her service for the period beginning September 12, 2018. The amount of Stock Awards shown reflects the fair market value of 2,123 restricted stock units awarded to Ms. Lutey, pro rata for fiscal year 2018, with respect to her current service commencing on September 12, 2018 until the 2019 Annual Meeting of Shareholders, at which time his awards will vest.

(10)	Fees Earned or Paid in Cash includes fees in the amount of $10,000 for Mr. Stefanko’s service as a member of the Ad-Hoc Finance Committee, an Ad Hoc committee established for 2018.
(11)

Mr. Stefanko deferred the receipt of common stock for his Stock Award in fiscal years 2017 and 2018, and instead received stock units. On the date that he ceases to be a member of the Board for any reason whatsoever, or as soon thereafter as is reasonably practical, the Company shall make a payment to him of one share for every stock unit then held by him as payment with respect to each such stock unit.

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Myers Industries provides, pursuant to Section 14A of the Securities Exchange Act of 1934, shareholders with the opportunity to cast an annual advisory vote on executive compensation (“Say-on-Pay”). The Compensation Committee has designed an executive compensation program (described further in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement) designed as follows:

Executive Compensation Objectives		Executive Compensation Elements
•	Provide competitive compensation packages to attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success	•	Base salary
		•	Annual bonus opportunities
		•	Long-term incentives, such as equity based long-term performance awards
		•	Benefits
•

Align our executives with shareholders to help ensure that the actual compensation paid to our executive officers correlates with financial performance (“pay for performance”) and motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value by providing:

O  Short-term performance incentives with objective performance goals through an annual bonus plan focused on operating performance

O  Long-term performance incentives that provide rewards for achieving long-term strategic initiatives through the use of performance based stock units, stock option grants, and other service based awards under our 2017 Plan

		•	Long-term incentives, such as equity based performance awards, stock option grants, and other service based awards
		•	Annual cash bonus opportunities
•	Reward executives whose knowledge, skills and performance are crucial to our success	•	Base salary
		•	Annual bonus opportunities
		•	Long-term incentives, such as equity based performance awards

Result of 2018 Advisory Vote on Executive Compensation

At the 2018 Annual Meeting of shareholders, over 98% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of our named executive officers.

2019 Advisory Vote on Executive Compensation

We are presenting the following proposal, which gives you, as a shareholder, the opportunity to endorse or not endorse our compensation program for our NEOs by voting “FOR” or “AGAINST” the following resolution.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Although the advisory vote is non-binding, the Board values shareholders’ opinions.  The Compensation Committee will review the results of the vote and will consider shareholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Our advisory Say-on-Pay vote occurs annually, and the next advisory vote will occur at the Annual Meeting in 2020.

The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the approval of the Company’s executive compensation

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation is set forth in the 2018 Summary Compensation Table and other compensation tables contained in this Proxy Statement.

NAMED EXECUTIVE OFFICERS (“NEOs”)
R. David Banyard	President and Chief Executive Officer
Matteo Anversa	Former Executive Vice President, Chief Financial Officer and Corporate Secretary(1)
Kevin Brackman	Executive Vice President and Chief Financial Officer(1)
Andrean Horton	Executive Vice President, Chief Legal Officer and Secretary(2)

(1) Mr. Anversa served as Executive Vice President & Chief Financial Officer and as Corporate Secretary through December 11, 2018 and October 8, 2018, respectively, at which time he resigned from those offices. Mr. Brackman served as Vice President and Chief Accounting Officer through December 11, 2018 at which time he was appointed Executive Vice President and Chief Financial Officer.

(2) Ms. Horton was employed by the Company as Executive Vice President, Chief Legal Officer and Secretary on October 8, 2018.

Overview

The main role and responsibilities of the Compensation Committee is to oversee our executive compensation plans and policies, administer our equity plans, and approve all compensation for our NEOs.

Compensation Philosophy

The Compensation Committee believes that the Company’s NEOs should be paid in a manner that attracts the best-available talent, drives performance, encourages an appropriate sensitivity to risk, and encourages and rewards increases in shareholder value. This philosophy is achieved through the Company’s base salary, annual bonus opportunity, long-term incentive plan and other benefits, which are described in greater detail later in this Proxy Statement. Myers Industries’ NEOs are compensated in a manner consistent with the Company’s strategy, competitive practice, sound compensation governance principles, and shareholder interests.

The Compensation Committee’s goals are to:

•	Attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success
•	Ensure that the actual compensation paid to our executive officers correlates with financial performance (“pay for performance”)
•	Motivate our executive officers to pursue, and reward them for achieving, short-term and long-term Company goals that are intended to deliver shareholder value

Our Strategy and Pay for Performance Approach to Executive Compensation

The Company’s mission is to instill a culture where safety and efficiency are part of every aspect of the business and where employees are empowered to act like owners.  The Company has developed a long-term strategic vision for the Company, guided by three key operating principles:

•	Niche market focus
•	Flexible operations through the use of an asset-light business model
•	Strong cash flow growth

The Company’s compensation program is designed to compensate the Company’s NEOs in a manner consistent with the Company’s mission and near and long-term strategic vision. The Company’s compensation program seeks to achieve this through the mixture of base pay, short and long-term incentives, and the provision of other benefits.  Base pay and other benefits provide appropriate compensation to attract and retain talent. Short-term incentives are tied to the achievement of Company growth with targets intended to advance the long-term strategic vision of the Company. Long-term incentives, which in 2018 comprised approximately 40-60% of our NEOs’ compensation and which are primarily comprised of equity awards, provide executives with an ownership stake in the Company (emphasizing the “act like owners” principle of the Company) and help drive long-term shareholder value creation. Further, long-term incentive awards are based on performance metrics (EBITDA and free cash flow as a percentage of sales) that support the achievement of the Company’s operating principles.

Performance Highlights and Key Achievements in 2018

In 2018, we continued to execute on our strategy centered on a niche market focus, flexible operations through the use of an asset-light business model, and strong cash flow growth. As a result, we achieved the following:

•	Generated double-digit year-over-year sales growth in our Food & Beverage market, leading to an increase in net sales of 6.6% in our Material Handling Segment and 3.6% overall
•	Launched a new product in our Consumer market that is expected to drive mid-single-digit sales growth in that market in 2019
•

Expanded our gross margin by 280 basis points to 31.6% as a result of pricing initiatives and 80/20 and lean continuous improvement actions, combined with the benefits of the strategic footprint realignment that we completed in 2017

•

Improved adjusted operating income from $31.5 million in 2017 to $40.4 million in 2018, a 28.5% increase (excluding $33.3 million of charges related to the 2015 sale of the Company’s Lawn and Garden business)

•	Reduced total debt by $74.2 million, or 49.2%
•	Reduced our leverage ratio to 1.2x as defined by our current debt agreements
•	Increased cash provided by operating activities of continuing operations by 22.9% to $60.4 million, driven by a reduction in working capital of $5.9 million, or 21.6%, despite higher sales
•	Completed public offering of 4.6 million shares of our common stock at $18.50 per share with net proceeds of approximately $79.5 million.

In addition, we also announced a set of strategic transformation actions for our Distribution segment. The actions are expected to be implemented by the end of 2019 and include a new go-to-market strategy, a contribution margin improvement initiative, and an overhead and logistics optimization plan. The goal of the transformation is to reach a 10% EBITDA margin run-rate in 2020.

As a result of these business and financial achievements, the highlights of our 2018 NEO compensation program were as follows:

•	Achievement of Performance Objectives: Incentive payouts were commensurate with the business and financial achievements described above:
•

Based on the Company’s adjusted operating income growth in 2018 of 28.5% compared to the growth goals of 8.0% at target and 23.0% at maximum, incentive awards under our 2018 Incentive Plan were earned at 200.0% of the targeted level for the CEO and at 200.0%% of the targeted level for the other NEOs.

•

For the Company’s long-term incentive program three-year performance period ending in 2018, the Company achieved a one-year ROIC of 13% and a three-year average ROIC of 10.7% which, based on the target level of 13.7%, resulted in vesting of our long-term incentive awards at 70% of the three year targeted level.

•

Revised Long-Term Performance Metrics and Awards: Beginning with the three-year performance cycle ending in 2019, long-term incentive performance will be determined using three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales, with each metric weighted at 50%. Additionally, the long-term incentive awards for such performance period are comprised solely of forms of equity (performance restricted stock units, stock options, and time-based restricted stock units)

Checklist of Compensation Practices

Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The Compensation Committee and senior management, with assistance from our independent compensation advisor, develop competitive pay programs for our executives and we follow the basic tenets set forth below:

WHAT WE DO	WHAT WE DON’T DO
Link Pay to Performance	Enter into Employment Contracts
Limited Post-Employment/Change in Control Provisions	Offer Tax Gross-Ups
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Offer Perquisites
Maintain an Executive Compensation Clawback Policy	Allow Hedging or Pledging of Company Stock

Elements of Compensation for 2018

Our executive compensation program consists of several elements designed to provide an integrated and competitive total pay package: base salary, annual bonus, long-term incentives and benefits.  A majority of the compensation package for NEOs is performance-based and the metrics are focused on paying for growth.

Description of Compensation Elements

Our 2018 executive compensation program was designed to reinforce the relationship between the interests of our NEOs and our shareholders and is comprised of three primary components: base pay (salary), annual cash bonus and long-term incentives.  The objectives and key characteristics of each element of our 2018 executive compensation are summarized below:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year	•	Compensation for job performance
			•	Recognizes individual skills, competencies, and experience
			•	Generally determined based on an individual’s time in the position, experience, performance, future potential, external market conditions, and peer benchmarking
•

May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial ability to pay base salaries and provide increases, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year	•

Variable cash compensation tied to the achievement of annual corporate operational goals (the Company’s adjusted operating income growth and three-year average ROIC) established by the Compensation Committee each fiscal year to support long-term value creation

			•	Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentives (performance stock unit awards, stock options, and restricted stock unit awards)	3 years	•	Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests by aiding in the retention of high-quality executives
•

Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives (the Company’s three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales) designed to enhance shareholder value

			•	Helps build executive stock ownership, consistent with our stock ownership objectives
			•	Encourages retention through multi-year vesting

NEO Target Compensation Mix

We believe in linking pay for performance.  The following graphs indicate the percentage of each NEO’s total target direct compensation that is attributable to base salary, target bonus, and target long-term incentives. For Mr. Anversa the percentages shown were applicable during his service as Chief Financial Officer through December 11, 2018, for Mr. Brackman the percentages shown are as adjusted effective December 11, 2018 in connection with his appointment as Chief Financial Officer, and for Ms. Horton, the percentages shown are those effective for 2019 -- Ms. Horton did not receive any long-term incentive awards in 2018 due to her employment commencement date of October 8, 2018.

How Compensation is Determined

The Company believes its practices are consistent with the practices of a company of its size, reflect best practices regarding the governance of executive pay programs and reflect the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.

The Compensation Committee refers to market data to benchmark and help establish pay opportunities for the NEOs that are competitive for a company of our size in our industry, and for the role and experience of the individual executive. The Compensation Committee generally considers a range around the market median when establishing compensation levels for the NEOs.

As part of its annual review and consideration of the benchmarking process used to assess the Company’s pay levels and pay programs for its executives, the Compensation Committee and its independent compensation consultant conduct an executive compensation market analysis that draws from third-party compensation surveys and publicly available data for a group of peer companies. For fiscal 2018, the compensation peer group was developed with consideration to various quantitative and qualitative criteria, including: (1) companies within 1/3x to 3x the Company’s revenue, (2) companies operating within the Company’s industries and end-markets, and (3) companies with similar focus and/or business complexity. Our Compensation Committee regards the Company’s comparison to these companies as reference points only because finding direct publicly-traded peers within the lower end of our revenue range is difficult and does not seek to establish any specific benchmark in reference to these companies or to require changes in our executive compensation to match changes in these companies’ compensation.

This peer group will continue to be used for executive compensation benchmarking purposes for fiscal year 2019.

$ in millions

Company Name	Industry	Revenue	Market Cap
Park-Ohio Holdings Corp.	Industrial Machinery	$1,618	$373
Advanced Drainage Systems, Inc.	Building Products	$1,365	$1,386
Milacron Holdings Corp.	Industrial Machinery	$1,272	$841
Chart Industries, Inc.	Industrial Machinery	$1,210	$2,029
Standard Motor Products, Inc.	Auto Parts & Equipment	$1,085	$1,086
Neenah, Inc.	Paper Products	$1,038	$994
Alamo Group Inc.	Construction Machinery & Heavy Trucks	$996	$907
Dorman Products, Inc.	Auto Parts & Equipment	$941	$2,966
Altra Industrial Motion Corp.	Industrial Machinery	$930	$1,621
Stoneridge, Inc.	Auto Parts & Equipment	$863	$702
Commercial Vehicle Group, Inc.	Construction Machinery & Heavy Trucks	$862	$176
TriMas Corporation	Industrial Machinery	$861	$1,250
OMNOVA Solutions Inc.	Specialty Chemicals	$765	$329
Lindsay Corporation	Agricultural & Farm Machinery	$535	$1,035
Motorcar Parts of America, Inc.	Auto Parts & Equipment	$443	$315
The Gorman-Rupp Company	Industrial Machinery	$406	$846
Core Molding Technologies, Inc.	Commodity Chemicals	$235	$58

	2018 Revenue	2018 Market Cap
Myers Industries	$567	$534

Consistent with the objectives of our executive pay philosophy of attracting and retaining talented and experienced executives and other key employees, paying for performance, motivating our executive officers to achieve short-term and long-term Company goals that will increase shareholder value and rewarding executives whose knowledge, skills and performance are crucial to our success, actual compensation may be above or below the median for executives in similar roles at companies of similar size and complexity, depending on an evaluation of several factors including, but not limited to, time-in-position, experience, performance, and future potential. We believe this approach is appropriate as it attracts and retains key executives, but does not position our compensation costs out of line with performance.

Compensation Elements in 2018

Base Salary

Base salary provides a fixed element of compensation that competitively rewards our NEOs’ individual skills, competencies, experience and performance. Additionally, the base salaries provide our NEOs with income regardless of the Company’s stock price performance, which acts as a risk-balancing measure in that it helps to avoid incentives to create short-term stock price fluctuations.  Furthermore, it helps mitigate elements beyond the control of the Company, like general economic and stock market conditions unrelated to Company performance.

The Company does not have written employment agreements with our NEOs. The Board and Compensation Committee annually review the performance of the CEO and the CEO’s corporate goals and objectives and, in connection with this review, may recommend a merit-based increase to the CEO’s base salary.

For the other NEOs, base salary adjustments are based on recommendations by the CEO to the Compensation Committee.  In making such adjustments, the Company’s performance and the individual NEO’s scope of work, performance and competitive benchmarks are considered.

In 2018, Mr. Brackman was the only NEO who received a base salary increase as shown in the table below. Neither Mr. Banyard nor Mr. Anversa received an increase in base salary in 2018 based on peer benchmarking. Ms. Horton’s base salary was established at $375,000 upon her appointment as Executive Vice President, Chief Legal Officer and Secretary on October 8, 2018.

2018 NEO Base Salary Increases

Name	Date	Reason	% Increase	Salary
Kevin Brackman(1)	March 2018	Merit and Adjustment(1)	5.9%	$278,400
	December 2018	Promotion	25.7%	$350,000

(1) Mr. Brackman’s base salary increase included a 2.8% merit-based increase and a 3.1% adjustment upon the elimination of his eligibility to receive reimbursement for automobile related expenses.

2018 Short-Term Incentives

The Company’s annual incentive plan is a cash incentive plan in which our NEOs, alongside other senior level employees, participate.  The annual incentive plan is intended to reward management primarily for annual business growth that will help us achieve our long-term objectives.

Annual Bonus Performance Metrics

For 2018 annual bonuses, performance was determined using the following metric:

Measure	Alignment with Business Strategy	Weighting
Operating Income Growth	Operating income growth supports the Company’s objective of cash flow growth and allows the Company to reward business performance	100%

Annual Bonus Performance – 2018 Objectives and Achievements

The Compensation Committee annually approves a target bonus opportunity for each NEO. Annual performance targets were established for achieving operating income growth.  As part of the annual bonus performance goal-setting process, the Board annually reviews and approves management’s business and financial plan for the Company. The minimum and maximum ranges are intended to appropriately reward for results that exceed or fall short of target expectations. Bonuses can range from 0% to 200% of target, depending on actual performance, a practice that is consistent with the range of annual bonus opportunities of other companies our size.

Goals are intended to reward for growth and business performance, consistent with the Company’s strategy, and motivate management with additional compensation opportunities without encouraging excessive risk-taking.  We reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet minimally acceptable performance expectations.

Our 2018 goals were set first by establishing that growth is a critical element of success.  As a step toward a long term trajectory in growth for 2018, the company set an 8% growth goal target and a 23% growth goal maximum.  To incentivize our team to provide growth, we also set a threshold of 0%, which is above our industry’s historical performance level of -2% at the 25th percentile.

The following table illustrates the Company’s 2018 adjusted operating income growth results and impact on the Company’s annual incentive plan payout:

	Fiscal Year 2018 Goals (%)
Performance Metric	Threshold	Target	Maximum	2018 Actual Results	Payout (% of target)
Operating Income Growth (%)	0%	8%	23%	28.5%	200.0%

For recent years prior to 2018, the Compensation Committee had considered the individual performance of each named executive officer based on achievement against individual performance objectives. For 2018, the Compensation Committee eliminated this individual performance element and based 100% of the annual bonus opportunity on the objective financial metric of operating income growth.

Based on the Compensation Committee’s determination of the results above, the named executive officers earned bonus awards for 2018 as follows:

Name	Base Salary	Target Award (% of Base Salary)	Weighted Achievement Level (% of Target)	Actual Earned Award
R. David Banyard	$718,940.00	100%	200%	$ 1,437,880
Matteo Anversa	$425,000.00	70%	0%	$ 0(1)
Kevin Brackman	$278,400.00 $350,000.00	60% 60%	200%	$ 339,023(2)
Andrean Horton	$375,000.00	60%	200%	$ 104,795(3)

(1)	Mr. Anversa was not eligible to receive a bonus award with respect to 2018 because he was no longer an executive officer at December 31, 2018.
(2)	Mr. Brackman’s award earned was pro-rated to reflect the change in his base salary on December 11, 2018 upon his promotion to Executive Vice President and Chief Financial Officer.
(3)	Ms. Horton’s award earned was pro-rated to reflect her period of employment commencing on October 8, 2018.

Annual Bonus – 2019 Structure and Objectives

For the 2019 annual bonus plan, the Compensation Committee has determined to retain a single objective financial performance metric based on growth in operating income and has increased the goals for that metric to encourage continued corporate improvement consistent with the Company’s business and financial plans. The plan goals for 2019 are 11.6% growth in operating income at target (100%), 34.0% growth at maximum (200%), and a 0% threshold (for maintaining our 2018 operating income level of $40.4 million). Our goal is to continue to drive above-market levels of growth, and the Company has determined that the targeted growth level exceeds comparable recent performance levels of our peer group. The Compensation Committee has also determined to reintroduce in 2019 a qualitative element for each named executive officer based on personal performance goals established for the executive at a weighting of 20% of each executive’s total annual bonus opportunity. Payouts under this qualitative element will be based on evaluations of individual performance relative to each executive’s qualitative performance goals also within a range of 0% to 200% for this element. The Committee well understands the need to align incentive compensation with objective financial performance, but also believes that including a qualitative element allows both the Committee and executive management to guide and assess continuous improvement in personal performance of the Company’s leadership team.

2018 Long-Term Incentives

The Company’s long-term incentive plan was established to, among other things, encourage management to drive long-term shareholder value and to align management’s interests with shareholders’ interests, emphasizing the “act like owners” principle of the Company. The long-term incentive plan is intended to motivate and reward leaders for increasing shareholder value and returns. The Company believes the Company’s shareholders and employees are both best served by having our NEOs focused on and rewarded based on the achievement of longer-term results of the Company.  To accomplish this, the Board has, over the years, awarded a blend of stock options, service-based restricted stock units, performance restricted stock units, and performance-based long-term cash incentives to NEOs.  In particular, the use of stock options, service-based restricted stock units and performance restricted stock units are designed to meet specific reward objectives:

•

50% Weighting: Long-term performance restricted stock units are intended to reward our executives for achieving financial goals over a multi-year period. Long-term performance restricted stock units vest at the end of the three-year period and are based on the achievement of pre-established objectives over a three-year period

•

30% Weighting: Stock options align our executives' interests with those of our shareholders because options only produce rewards to our executives if our stock price increases after options are granted. We believe options are performance-based awards, because the stock price appreciation that produces gains to the executive can generally be achieved if the Company's operating and financial results improve. In addition, options help build long-term executive stock ownership.  Stock options vest ratably on the first three anniversaries of the grant and are exercisable within ten years following their grant, consistent with our historical terms for option grants

•

20% Weighting: Service-based restricted stock unit grants help retain our key executives. Restricted stock units also align our executives to the total returns earned by our investors. Service-based restricted stock unit grants vest ratably over a three year period, are tied to continued service, and provide a strong device for retaining our executives

The Company had previously included long-term performance cash awards in addition to the long-term equity awards.  Starting in 2017, the Company stopped granting long-term performance cash awards as part of its long-term incentive plan and moved to a long-term incentive award mix for executive management (including NEOs) solely comprised of equity awards (performance-based restricted stock units, stock options and restricted stock units).  However, certain NEOs may be entitled to payouts on long-term performance cash awards under prior performance periods that have not concluded.

Long-Term Performance Metrics

Prior to 2017, our long-term incentive performance metrics were based on a single metric. In 2017 the Compensation Committee revised the long-term incentive performance metrics (as described below).  These metrics were adopted to better align with the Company’s strategy, drive consistent performance over time toward achieving objective financial metrics with strong alignment with shareholder value, and to more effectively correlate this performance to compensation. Additionally, these metrics are used by management to assess operating performance of the business.

The following table shows the performance periods for the Company’s long-term incentive programs outstanding as of the end of 2018:

Performance Period	Grant Date	Settlement Date (If Earned)	Performance Measures (Weightings in %)
2016-2018	March 2016	2019	3-year average ROIC (100%)
2017-2019	March 2017	2020	3-year cumulative EBITDA (50%)	3-year total free cash flow as a % of sales (50%)
2018-2020	March 2018	2021	3-year cumulative EBITDA (50%)	3-year total free cash flow as a % of sales (50%)

For the 2016-2018 performance cycle, average return on invested capital (“ROIC”) targets were adopted to support a focus on returning greater than our cost of capital over time and to supplement the metrics used in the Company’s annual bonus plan.

For the 2017-2019 and 2018-2020 performance cycles, the Compensation Committee changed the long-term performance metrics from three-year average ROIC to three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales. Cumulative EBITDA acts as a measure of the Company’s operating performance with an emphasis on growth, and relates strongly to shareholder return, creating greater alignment between executive compensation and enhancing shareholder value. Free cash flow is defined as cash flow from continuing operations less capital expenditures. Free cash flow as a percentage of sales recognizes the importance of the efficient use of cash to the Company’s ability to fund ongoing investments in our business while incentivizing management to create a business culture that generates strong cash flow year after year.  We also believe that cash flow is the strongest measurement of success and has a strong correlation over the long-term to shareholder value.

2018 Long-Term Incentive Mix

Once target values are developed, awards for each long-term element are based on an individual’s position, experience, future potential, organizational level, scope of responsibilities, their ability to impact results, and any special recruiting and retention needs. For the NEOs, the Compensation Committee aimed to emphasize performance-based elements (long-term performance stock and cash incentives) and options over service-based elements (restricted stock units).

For the Company’s NEOs, the following mix of target long-term incentives were set for 2018:

Long-Term Incentive Performance-Objectives and Achievements for the Three-Year Period Ended in 2018

For the three-year period ending in 2018, as described above, the Company established three-year ROIC performance objectives ranging from 8.7% (minimum) to 18.7% (maximum), with target results achieved at 13.7%.  The method for determining the corresponding awards are as follows:

Return on Invested Capital (ROIC):	Calculation of Award (Percentage of Target Award):
Less than 8.7%	0%
8.7%	50%
8.71%-13.69%

100%, minus the amount, expressed as a percentage, determined by dividing (x) the number of percentage points (not to exceed 5 percentage points) by which the three year average ROIC is lower than 13.7% by (y) 10%

13.7%	100%
13.71%-18.69%

100%, plus the amount, expressed as a percentage, determined by dividing (x) the number of percentage points (not to exceed 5 percentage points) by which the three year average ROIC exceeds 13.7% by (y) 5%

18.7% or more	200%

Target ROIC performance reflected the Compensation Committee’s view of an appropriate benchmark based on the Company budget presented to the Committee by management. The Compensation Committee set a reasonable target in the preceding years to challenge management to continuously strive for and drive greater shareholder return.

For the three-year period ending in 2018, the Company achieved a three-year average ROIC of 10.7%, resulting in a settlement percentage of 70% of target. This applies to the cash-based performance award granted to Mr. Brackman in 2016, and a performance share award granted to Mr. Banyard in 2016.

As noted above, for the 2017-2019 and 2018-2020 performance cycles, performance will be determined using three-year cumulative EBITDA (50% weighting) and three-year total free cash flow as a percentage of sales (50% weighting).  Additionally, the long-term incentive award mix will be comprised solely of equity and will no longer include long-term cash incentives.

Long-Term Incentive Plan – 2019 Structure and Objectives

For 2019, as the third year of the three-year cycle begun in 2017, the Compensation Committee has determined to continue the general structure of our long-term incentive plan consisting of 50% performance-based restricted stock units, with equally weighted metrics of three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales, 30% stock options, and 20% time-based restricted stock units subject to pro rata three year vesting. The threshold, target and maximum goals established for the 2019 performance based awards exceed the levels of our 2017 and 2018 awards and will be disclosed upon the completion of the three-year performance period ending at December 31, 2021. These rigorous goals are intended to continue to drive the Company’s continued growth and long-term financial success. The Compensation Committee will continue to consider, with input from Semler-Brossy, alternative performance metrics which align with shareholder interests for the performance-based component of the Company’s long-term incentive plan for years after 2019.

Other Benefits

NEOs also participate in broad-based benefit plans that are available to all employees. These benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.

The Company’s NEOs participate in the following broad-based benefit plans that provide basic health, life and income security:

•

The Company maintains qualified and nonqualified retirement programs to provide our NEOs with the basic needs described above.  NEOs participate in our qualified retirement plan (a tax-qualified 401(k) plan, pursuant to which all participants are eligible to receive matching contributions from the Company) on the same terms as all of our other employees

•

Beginning in 2018, each of our NEOs is eligible to participate in the Executive Nonqualified Excess Plan, which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. This plan is intended to restore deferred compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the federal tax laws

•	NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance

The Company provides no executive perquisites.

Other Compensation Policies and Practices

Stock Ownership Guidelines	•	A key objective of our pay program in general and our long-term incentive awards in particular is to encourage stock ownership. As a result, we have maintained Stock Ownership Guidelines since 2010
•

Under the Stock Ownership Guidelines, our NEOs and non-employee directors are expected to hold a specified amount of our common stock.  These expectations are as follows:

CEO: 5X annual base salary

CFO and CLO: 3X annual base salary

Vice Presidents: 1X annual base salary

Non-Employee Directors: 5X annual cash Board retainer

	•	The NEOs and non-employee directors have five years from becoming subject to the guidelines to attain the ownership requirement

•

In determining stock ownership for purposes of our ownership guidelines, shares owned outright, including shares owned jointly with a spouse or separately by a spouse and/or children that live in the NEO’s household, vested and unvested time-based restricted stock and stock unit awards, vested stock options, and non-employee deferred stock units, are counted

Accounting and Tax Considerations	•

In December 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was signed into law. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as further amended by the 2017 Tax Act, restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the NEOs, effective for tax years beginning after 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017, and which were not modified in any material respect on or after such date

•

Prior to the adoption of the 2017 Tax Act, Section 162(m)’s deductibility limitation was subject to an exception for compensation that qualified as “performance-based”.  In 2013, our shareholders approved the Performance Bonus Plan which was designed to permit us to grant incentive awards that may qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code

Risk Assessment of Compensation Practices

In the design and approval of the Company’s executive compensation program, the Compensation Committee considers risks that may be inherent in such program. The Compensation Committee has designed the Company’s compensation program to guard against excessive risk taking.  The following are some features of the compensation program that are designed to help the Company manage compensation-related risk:

•

Using a variety of vehicles for providing compensation, including salary, bonus, and equity-based compensation, comprised of cash and equity based incentives with different vesting periods, which act to focus executives on specific objectives under the Company’s business plan while creating alignment with shareholders

•

Providing a mixture of fixed and variable, annual and long-term, and cash and equity compensation to encourage behavior and actions that are in the long-term interests of the Company and our shareholders

•	Placing an emphasis on performance-based awards more than service-based awards to further align the interests of our employees with those of our shareholders

•	Establishing, and reviewing on an annual basis, base salaries to be consistent with an employee’s responsibilities
•	Diversifying incentive-based risk by using differing performance measures, including Company financial performance
•	Determining and awarding incentive award grants based on a review of multiple indicators of performance that diversify the risk associated with any single indicator of performance

As a result, the Compensation Committee believes that the design of the Company’s compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long‑term value of Myers Industries.

Compensation Decision-Making

Timeline and Components of Compensation Decision-Making

The Compensation Committee oversees our executive compensation plans and policies, administers our equity plans, and approves all compensation for our NEOs. An example of the Compensation Committee’s annual agenda is set forth below:

Late Winter/Spring
•	Establish/approve annual incentive plan goals or targets	•	Approve upcoming year’s annual incentive plan and long-term incentive plan thresholds, targets and maximum goals

•	Approve long-term performance payouts and awards for applicable period	•	Review proxy advisory firm’s pay for performance reports and proxy recommendations

•	Approve long-term incentive plan award levels for NEOs and share pool for all equity awards	•	Review proxy advisory firm feedback

•	Grant of equity incentive awards (generally in late February or early March)	•	Review NEO performance criteria

•	Value of equity awards is determined
Summer		Fall
•	Review the results of the Company’s “Say-on-Pay” vote (and any other compensation-related items voted upon at the annual meeting)	•	Review long-term incentive performance metrics

•	Review peer group composition and compensation

•	Review the Company’s compensation program and consider any changes

Parties Involved in Compensation Decision-Making

Role of Compensation Committee	•

Five independent directors comprise our Compensation Committee, which is responsible for overseeing our executive pay plans and policies, administering our equity plans and approving all compensation for our NEOs

	•	The Compensation Committee routinely requests information from senior management regarding the Company’s performance, pay and programs to assist it in its actions

	•	The Compensation Committee has the authority to retain outside advisors as needed to assist it in reviewing and modifying the Company’s programs and providing competitive pay levels and terms

	•	In arriving at its decision on NEO compensation, the Compensation Committee takes into account the shareholder “say-on-pay” vote results at the previous annual meeting of shareholders

•

The Compensation Committee annually reviews and establishes the goals used for our annual and long-term incentive plans. The Compensation Committee assesses the performance of the Company and the CEO. Based on this evaluation, the Compensation Committee then recommends the CEO’s compensation for the next year to the Board for its consideration and approval

	•	The Compensation Committee reviews the CEO’s compensation recommendations for the CFO, providing appropriate input and approving final awards

	•	Finally, the Compensation Committee provides guidance and final approval to the CEO with regard to the determination of the compensation of other key executives

Role of Senior Management	•	The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter regarding executive compensation

	•	Typically, the Company’s CEO and Vice President, Human Resources participate in meetings of the Compensation Committee

	•	The Company’s CFO and/or CLO may participate as necessary or at the Compensation Committee’s request

•

The Company’s management normally provides the Compensation Committee with information regarding the Company’s performance as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the Compensation Committee’s independent compensation advisor

	•	Management provides input regarding the recommendations made by independent advisors or the Compensation Committee

	•	Management implements, communicates and administers the programs approved by the Compensation Committee, reporting back to it any questions, concerns or issues

•

The CEO annually evaluates the performance of the Company and the CFO and other executives, including the CLO. Based on his evaluation, he provides the Compensation Committee with his recommendations regarding the pay for such executives for its consideration, input and approval. The Compensation Committee, in turn, authorizes the CEO to establish the pay for the Company’s other executives/senior management based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the Compensation Committee focuses on his or her individual pay

Role of Independent Compensation Advisor	•	The Compensation Committee has the authority to retain independent advisors and compensation consultants to assist in carrying out its responsibilities

	•	In August of 2017, the Compensation Committee first engaged Semler Brossy as its independent compensation adviser, to assist in its duties, and continued to engage Semler Brossy throughout 2018

	•	Semler Brossy’s lead consultant reports directly to the Compensation Committee Chair, who approves Semler Brossy’s annual work plan

	•	In addition, the lead consultant interacted with management as needed to complete the work requested by the Compensation Committee

	•	Semler Brossy did not provide other services to the Company during 2018 and received no compensation other than with respect to the services provided to the Compensation Committee

	•	The work of Semler Brossy has not raised any conflicts of interest

Compensation Committee Interlocks and Insider Participation

At the end of fiscal year 2018, the following directors were members of the Compensation Committee: Sarah R. Coffin, Ronald DeFeo, William A. Foley, Bruce M. Lisman, and Robert A. Stefanko. Chairman F. Jack Liebau, Jr. participates on the Compensation Committee in an ex officio capacity. None of the Compensation Committee’s members have at any time been an officer or employee of the Company. In the past fiscal year, none of our NEOs have served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis.” Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

The foregoing report has been furnished by the current members of the Compensation Committee, being:

Sarah R. Coffin, Chair and Presiding Director, Ronald DeFeo, William A. Foley, F. Jack Liebau, Jr. (ex officio), Bruce M. Lisman and Robert A. Stefanko.

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation paid by us to our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2018, 2017 and 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
R. David Banyard, President & Chief Executive Officer	2018	$718,940	$0	$1,258,145	$539,205	$1,437,880	$122,782	$4,076,952
	2017	$708,067	$0	$1,238,823	$692,323	$593,210	$46,741	$3,279,164
	2016	$693,846	$0	$1,421,126	$278,760	$0	$44,899	$2,438,631
Matteo Anversa Former Executive Vice President, Chief Financial Officer and Corporate Secretary(5)	2018	$425,000	$0	$357,000	$153,000	$0	$21,392	$956,392
	2017	$425,000	$0	$362,062	$202,339	$275,193	$10,800	$1,275,393
	2016	$27,788	$100,000(6)	$149,996	$0	$0	$0	$277,784
Kevin Brackman, Executive Vice President, Chief Financial Officer(5)	2018	$277,850	$0	$137,892	$59,096	$372,903	$20,787	$868.528
	2017	$258,678	$0	$135,779	$75,878	$178,686	$23,715	$672,736
	2016	$234,231	$76,500(7)	$27,888	$26,565	$0	$86,126	$451,310
Andrean Horton, Executive Vice President, Chief Legal Officer and Secretary(5)	2018	$79,327	$0	$0	$0	$104,795	$2,163	$186,285

(1)

Amounts shown do not reflect compensation actually received by the executive officers. Instead the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”). The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.  The amounts set forth in this column include the grant date fair value of performance share awards granted to the NEOs. The value of the annual performance share awards granted in fiscal year 2018 if the maximum performance target is achieved:  Mr. Banyard – $1,797,350, Mr. Anversa – $510,000 and Mr. Brackman – $196,988.  The value of the annual performance share awards granted in fiscal year 2018 if 100% of the performance target is achieved:  Mr. Banyard – $898,675, Mr. Anversa – $255,000 and Mr. Brackman – $98,494.

(2)

Information regarding the restricted stock and stock options granted to our NEOs during 2018 are set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

(3)

For 2018, the amounts set forth in this column represent (i) incentive bonuses that were earned during 2018 and paid early in 2019, and (ii) long-term cash incentives that were earned based on average return on invested capital for the three-year period beginning in 2016 and ending in 2018, which were paid early in 2019.

(4)

The amounts set forth in this column include: (i) Company contributions under our 401(k) plan and non-qualified deferred compensation plan; (ii) dividends from vested restricted stock; and (iii) physicals and auto allowances.  These benefits are valued based on the incremental costs to the Company. The amounts are listed in the following table:

	2018	2017	2016
Mr. Banyard
Contributions	52,488	10,800	10,600
Relocation	—	—	3,518
Automobile allowance	—	—	4,154
Executive physical	1,568	3,805	—
Dividends	68,726	32,136	26,627
	122,782	46,741	44,899
Mr. Anversa
Contributions	11,000	10,800	—
Executive physical	3,346	—	—
Dividends	7,046	—	—
	21,392	10,800	—
Mr. Brackman
Contributions	17,010	10,800	5,678
Relocation	—	—	72,048
Automobile allowance	1,615	8,400	8,400
Executive physical	—	3,543	—
Dividends	2,162	972	—
	20,787	23,715	86,126
Ms. Horton
Contributions	2,163	—	—
	2,163	—	—
(5)

Mr. Anversa served as Executive Vice President, Chief Financial Officer and as Corporate Secretary through December 11, 2018 and October 8, respectively, when he resigned from those offices. Mr. Brackman served as Vice President and Chief Accounting Officer through December 11, 2018 when he was appointed Executive Vice President and Chief Financial Officer. Ms. Horton was first employed by the Company as Executive Vice President, Chief Legal Officer and Secretary on October 8, 2018.

(6)	This amount represents relocation expenses and other expenses included in Mr. Anversa’s sign-on package.
(7)	This amount represents a special bonus for Mr. Brackman in recognition for his service as interim CFO from March 18, 2016 until December 1, 2016.

Grants of Plan Based Awards

The following table contains information concerning the grants of plan based awards to the NEOs under the 2017 Incentive Stock Plan of Myers Industries, Inc., as Amended and Restated (the “2017 Plan”). The actual value and gains, if any, on an option exercise are dependent upon the future performance of our common stock and overall market conditions. The option awards and unvested portion of stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2018 Year-End table below.

Grants of Plan Based Awards During Fiscal Year 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. David Banyard	3/8/2018		718,940	1,437,880
	3/8/2018				0	42,191(4)	84,382(4)			21.30	898,675(5)
	3/8/2018							16,877		21.30	359,470
	3/8/2018								99,119		539,205
Matteo Anversa	3/8/2018		297,500	595,000
	3/8/2018				0	11,972(4)	23,944(4)			21.30	255,000(5)
	3/8/2018							4,789		21.30	102,000
	3/8/2018								28,125		153,000
Kevin Brackman	3/8/2018		169,512	339,023
	3/8/2018				0	4,624(4)	9,428(4)			21.30	98,494(5)
	3/8/2018							1,850		21.30	39,398
	3/8/2018								10,864		59,096
Andrean Horton	10/8/2018		52,397	104,795

(1)	Represents estimated future payout for annual cash bonuses. The payouts are based on results of operating income growth.
(2)	Represents restricted stock units which vest ratably in three annual installments on each anniversary date of the grant.
(3)	Represents grants of non-qualified stock options which vest ratably in three annual installments on each anniversary date of the grant.
(4)

Represents target payout of restricted performance shares that will vest on the third anniversary date of the grant.  The payout will be based on cumulative adjusted EBITDA and free cash flow as a percentage of sales for the performance period of 2018-2020.

(5)	Represents 100% payout based on the share price on the date of the grant.

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding equity awards held by the NEOs at the end of fiscal year 2018 that have not been exercised or that have not vested. Certain of the awards identified in the table below are also reported in the “Grants of Plan Based Awards During Fiscal Year 2018” table above.

Outstanding Equity Awards at Fiscal 2018 Year-End

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
R. David Banyard	53,867	26,933(2)		11.62	3/2/2026
	51,627	103,255(3)		14.30	3/2/2027
		99,119(4)		21.30	3/8/2028
						10,200(5)	154,122	91,700(8)	1,385,587
						16,501(6)	249,330	61,879(9)	934,992
						16,877(7)	255,011	42,191(10)	637,506
Matteo Anversa	15,089	0		14.30	3/2/2027	0
Kevin Brackman	4,500	0		17.95	3/23/2025
	5,133	2,567(2)		11.62	3/2/2026
	5,658	11,317(3)		14.30	3/2/2027
		10,863(4)		21.30	3/8/2028
						800(5)	12,088
						1,809(6)	27,334	6,782(9)	102,476
						1,850(7)	27,954	4,624(10)	69,869
Andrean Horton	-	-		-	-	-	-	-	-

(1)

This is calculated by multiplying $15.11, the closing market price of our common stock on December 31, 2018 by the number of unvested restricted shares and unvested performance shares at target payout.

(2)	These stock options were granted on March 2, 2016 with unexercisable shares vesting in March 2019.
(3)	These stock options were granted on March 2, 2017 with unexercisable options vesting in equal installments in March 2019 and March 2020.
(4)	These stock options were granted on March 8, 2018 with unexercisable options vesting in equal installments in March 2019, March 2020 and March 2021.
(5)	Represents unvested service based restricted stock units that were granted on March 2, 2016. The remaining units will vest in March 2019.
(6)	Represents unvested service based restricted stock units that were granted on March 2, 2017. These units will vest in equal installments in March 2019 and March 2020.
(7)	Represents unvested service based restricted units that were granted on March 8, 2018. The remaining units will vest in equal installments in March 2019, March 2020 and March 2021.
(8)

Represents unvested performance based restricted stock units that were granted on March 2, 2016. The remaining units will vest in March 2019 based applicable performance conditions. The units shown indicate the number of shares that would be paid out if 100% of the performance target is achieved.

(9)

Represents unvested performance based restricted stock units that were granted on March 2, 2017. The remaining units will vest in March 2020 based on applicable performance conditions. The units shown indicate the number of shares that would be paid out if 100% of the performance target is achieved.

(10)

Represents unvested performance based restricted stock units that were granted on March 8, 2018. The remaining units will vest in March 2021 based on applicable performance conditions. The units shown indicate the number of shares that would be paid out if 100% of the performance target is achieved.

Option Exercises and Stock Vested for Fiscal Year End 2018

The following table shows the options that were exercised and the restricted stock grants that vested for the NEOs during fiscal year 2018.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
R. David Banyard	0		51,324	$893,323
Matteo Anversa	0		7,730	$132,225
Kevin Brackman	0		2,204	$43,428
Andrean Horton	-		-	-

Employment Arrangements Including Change in Control

Event Triggering Payment or Provision of Benefits	Benefit	R. David Banyard, President and Chief Executive Officer	Kevin Brackman, Executive Vice President and Chief Financial Officer	Andrean Horton, Executive Vice President and Chief Legal Officer
Termination without cause or NEO terminates for good reason, including within 180 days following a change in control(1)	Severance Benefits – Cash Payment	Amount equal to the sum of (A) 2X his then-current annual base salary in lump sum within 30 days and (B) 2X his annual bonus at the highest rate in effect during the prior two year period.	Amount equal to the sum of (A) 1X his then-current annual base salary in lump sum within 30 days and (B) 1X his annual bonus at the highest rate in effect during the prior one year period.	Amount equal to the sum of (A) 2X her then-current annual base salary in lump sum within 30 days and (B) 2X her annual bonus at the highest rate in effect during the prior two year period.
	Annual Bonus for the Year of Termination – Cash Payment	Amount equal to the pro-rata portion of the current year target annual bonus within 30 days after such termination.	Amount equal to the pro-rata portion of the current year target annual bonus within 30 days after such termination.	Amount equal to the pro-rata portion of the current year target annual bonus within 30 days after such termination.
	Stock Awards – Cash Payment	All outstanding performance stock unit grants, stock options, and restricted stock awards will become vested, to the extent not previously forfeited or terminated.	All outstanding performance stock unit grants, stock options, and restricted stock awards will become vested, to the extent not previously forfeited or terminated.	All outstanding performance stock unit grants, stock options, and restricted stock awards will become vested, to the extent not previously forfeited or terminated.
	Certain Benefits and Perquisites	Health coverage, long term disability protection, life insurance protection for two years, and outplacement services for one year.	Health coverage, long term disability protection, life insurance protection and outplacement services for one year.	Health coverage, long term disability protection, life insurance protection for two years, and outplacement services for one year.
No 280G protection or excise tax gross-up payments provided
Termination by reason of death or disability	Cash Payment	Base salary and annual bonus accrued and unpaid to the date of death or disability.	Base salary and annual bonus accrued and unpaid to the date of death or disability.	Base salary and annual bonus accrued and unpaid to the date of death or disability.
Certain Benefits and Perquisites

Any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan.

If Mr. Banyard and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) 24 months.

Any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan.

If Mr. Brackman and/or his surviving spouse and dependents properly elect continued medical coverage in accordance with Code Section 4980B, the Company shall pay the entire cost of the premiums for such continued medical coverage for the longer of (A) the maximum required period of coverage under Code Section 4980B(f) or (B) 12 months.

Any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan.
Termination with cause or voluntary resignation	Other Terms

If Mr. Banyard is terminated by the Company for cause or resigns other than for good reason, then he is entitled only to compensation earned prior to the date of termination that has not yet been paid, and is subject to a two year non-compete agreement.

If Mr. Brackman is terminated by the Company for cause or resigns other than for good reason, then he is entitled only to compensation earned prior to the date of termination that has not yet been paid, and is subject to a one year non-compete agreement.

If Ms. Horton is terminated by the Company for cause or resigns other than for good reason, then she is entitled only to compensation earned prior to the date of termination that has not yet been paid.

(1) With respect to Ms. Horton these benefits apply only in the event of her termination without cause or for good reason within 180 days following a change in control.

Summary of Potential Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he had terminated employment on December 31, 2018 under the circumstances shown.

Name	Termination for Cause or Voluntary Resignation(1)	Termination without Cause or for Good Reason	Retirement(2)	Death	Disability(3)	Termination without Cause or Resignation for Good Reason in connection with a Change of Control	Actual Termination Amounts Received
R. David Banyard
Cash Severance	-	1,437,880	-	13,826	13,826	1,437,880	-
Bonus Severance	-	1,437,880	-	-	-	1,437,880	-
Other Benefits	-	72,043	-	302,109	52,109	72,043	-
Equity Acceleration(3)	-	4,075,806	-	4,075,806	4,075,806	4,075,806	-
Total	-	7,023,609	-	4,391,741	4,141,741	7,023,609	-
Matteo Anversa
Cash Severance	-	-	-	-	-	-	-
Bonus Severance	-	-	-	-	-	-	-
Other Benefits	-	-	-	-	-	-	-
Equity Acceleration	-	-	-	-	-	-	-
Total	-	-	-	-	-	-	-
Kevin Brackman
Cash Severance	-	350,000	-	7,212	7,212	350,000	-
Bonus Severance	-	210,000	-	-	-	210,000	-
Other Benefits	-	35,536	-	785,592	35,592	35,536	-
Equity Acceleration(4)	-	320,316	-	320,316	320,316	320,316	-
Total	-	915,852	-	1,113,120	363,120	915,852	-
Andrean Horton
Cash Severance	-	-	-	7,212	7,212	750,000	-
Bonus Severance	-	-	-	-	-	450,000	-
Other Benefits	-	-	-	250,000	-	19,979	-
Equity Acceleration	-	-	-	-	-	-	-
Total				257,212	7,212	1,219,979
(1)	Mr. Anversa’s employment terminated effective December 31, 2018 upon his voluntarily resignation and he received no severance benefits.
(2)	None of the NEOs were eligible for retirement benefits as of December 31, 2018.
(3)	Values for these amounts are based on an assumption of total disability at December 31, 2018.
(4)	Values for these amounts are based on the closing price of our common stock on December 31, 2018 of $15.11.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transactions occurred during fiscal year 2018.

Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, under Code of Business Conduct and Ethics, our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.

CEO Pay Ratio

As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (in the Company’s case, the CEO).  In determining the median employee, a listing of all employees (the Company’s full employee population, but excluding the CEO) as of December 17, 2018 was prepared and the Company applied a “consistently applied compensation measure” to determine the median employee.  For the consistently applied compensation measure, the Company looked to annual base salaries of employees for 2018.  We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees.  Non-U.S. employees were included in the determination of the median employee compensation, with the salary amounts of such non-U.S. employees converted to U.S. dollars using the applicable exchange rate as of December 17, 2018.

Mr. Banyard, the Company’s CEO, had 2018 annual total compensation of $4,076,952, as reflected in the Summary Compensation Table included in this Proxy Statement.  The annual total compensation for 2018 of our median employee (other than the CEO) was calculated in accordance with the requirements of the Summary Compensation Table and determined to be $39,810.  Mr. Banyard’s annual total compensation was approximately 102.41 times that of our median employee in 2018.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of March 11, 2019 (unless otherwise indicated) by:

•	Each shareholder known by us to be the beneficial owner of more than 5% of our common stock;
•	Each of the Company’s directors and director nominees;
•	Each named executive officer in our summary compensation table; and
•	All of our current directors and officers as a group,

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.

	Shares Beneficially Owned	Percent of Shares Outstanding(1)
Greater Than 5% Owners(2)
GAMCO Investors, Inc.(3)	7,162,144	20.24%
One Corporate Center 401 Theodore Frems Ave. Rye, NY 10580-1422
T. Rowe Price Associates, Inc.(4)	4,723,123	13.35%
100 East Pratt Street Baltimore, Maryland 21202
BlackRock, Inc.(5)	5,137,165	14.52%
55 East 52nd Street New York, NY 10055
The Vanguard Group(6)	2,232,015	6.31%
100 Vanguard Blvd. Malvern, PA 19355
Directors, Nominees, and Named Executive Officers(7,8)
Matteo Anversa	5,233	*
R. David Banyard	170,318	*
Kevin Brackman	4,078	*
Sarah R. Coffin(9)	20,029	*
Ronald M. De Feo(10)	0	*
William A. Foley(11)	18,020	*
Andrean Horton	0	*
F. Jack Liebau, Jr. (12)	28,957	*
Bruce Lisman(13)	19,057	*
Lori Lutey(14)	0	*
Jane Scaccetti(15)	17,171	*
Robert A. Stefanko(16)	13,744	*
All Directors, Nominees and Named Executive Officers as a group (12 persons)	296,607	*

*	Less than 1% ownership

(1)

The percentage of shares beneficially owned is based on 35,388,140 shares of common stock outstanding as of March 11, 2019. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 11, 2019 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of common stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party with the SEC.

(3)

According to a Schedule 13D/A dated September 14, 2018, (i) Gabelli Funds, LLC possessed sole power to vote and sole power to direct the disposition with respect to 1,777,076 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (ii) GAMCO Asset Management, Inc. possessed sole power to vote with respect to 4,006,938 of these shares, sole power to direct the disposition with respect to 4,321,938 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iii) MJG Associates, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 21,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iv) Gabelli & Company Investment Advisers, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 1,500 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (v) Teton Advisors, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 1,027,900 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (vi) Gabelli Foundation, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 12,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (vii) GGCP, Inc. and GAMCO Investors, Inc. each possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares, (viii) Associated Capital Group, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 2,200 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, and (ix) Mario J. Gabelli possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares.  According to the Schedule 13D/A, Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., Gabelli & Company Investment Advisers, Inc., Gabelli Foundation, Inc., Associated Capital Group and Teton Advisors, Inc.

(4)

According to the Schedule 13G/A filed February 14, 2019, these securities are owned by various individual and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 3,203,414 shares and has the sole voting power over all such shares, but the sole dispositive power over none and shared voting or shared dispositive power over none) that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G/A filed February 14, 2019, Price Associates possessed sole power to vote with respect to 1,490,234 of these shares, sole power to direct the disposition with respect to 4,723,123 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities.

(5)

According to a Schedule 13G/A dated January 29, 2019, Blackrock, Inc. possessed sole power to vote with respect to 5,072,758 of these shares, sole power to direct the disposition with respect to 5,137,165 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares.

(6)

According to a Schedule 13G/A filed February 11, 2019, The Vanguard Group possessed sole power to vote with respect to 72,700 of these shares, sole power to direct the disposition of 2,161,511 of these shares, shared power to vote with respect to 1,702 of these shares, and shared power to direct the disposition of 70,504 of these shares.

(7)

Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company for its business address and c/o the Company for any business at which he or she is employed.

(8)

According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of common stock.

(9)

The table does not reflect (i) 11,678 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 3,081 restricted stock units awarded to this director on April 25, 2018, with respect to her current service commencing on that date until the 2019 Annual Meeting of Shareholders, at which time her awards will vest.

(10)

The table does not reflect 2,574 restricted stock units awarded to this director for a pro rata portion of the 2018-2019 term in connection with his appointment to the Board until the 2019 Annual Meeting of Shareholders, at which time his awards will vest.

(11)

The table does not reflect (i) 9,687 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 3,081 restricted stock units awarded to this director on April 25, 2018, with respect to his current service commencing on that date until the 2019 Annual Meeting of Shareholders, at which time his awards will vest.

(12)

The table does not reflect 3,081 restricted stock units awarded to this director on April 25, 2018, with respect to his current service commencing on that date until the 2019 Annual Meeting of Shareholders, at which time his awards will vest.

(13)

The table does not reflect 3,081 restricted stock units awarded to this director on April 25, 2018, with respect to his current service commencing on that date until the 2019 Annual Meeting of Shareholders, at which time his awards will vest.

(14)  The table does not reflect 2,123 restricted stock units awarded to this director for a pro rata portion of the 2018-2019 term in connection with her appointment to the Board until the 2019 Annual Meeting of Shareholders, at which time her awards will vest.

(15)

The table does not reflect 3,081 restricted stock units awarded to this director on April 25, 2018, with respect to her current service commencing on that date until the 2019 Annual Meeting of Shareholders, at which time her awards will vest.

(16) The table does not reflect (i) 19,563 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period, or (ii) 3,081 restricted stock units awarded to this director on April 25, 2018, with respect to his current service commencing on that date until the 2019 Annual Meeting of Shareholders, at which time his awards will vest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Myers Industries’ directors, officers and persons who own more than ten percent of its common stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the SEC and to furnish Myers Industries with copies of all such forms they file. These reports can be viewed on the SEC’s website at www.sec.gov. For the year ended December 31, 2018, based solely on the review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in the last fiscal year by our Section 16 Filers.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.  In accordance with these responsibilities, the Audit Committee appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2018. Additional information regarding the services provided to the Company by EY during 2018 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm.”

In selecting EY as the Company’s independent registered public accounting firm, the Audit Committee considered a variety of factors, including:

•	The firm’s independence and internal quality controls
•	The overall depth of talent
•	EY’s experience with the Company’s industry and companies of similar scale and size

In determining whether to reappoint EY as the Company’s independent registered public accounting firm for the year ending December 31, 2019, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting. EY’s audit report appears in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves discussions with EY regarding qualified audit experience and ability to devote the time necessary to serve as lead audit partner. The current EY lead audit partner at EY for the Company was appointed in 2017.

The Audit Committee believes that the continued retention of EY as our independent registered public accounting firm is in the best interest of the Company and our shareholders and, although shareholder ratification is not required under the laws of the State of Ohio, we are asking shareholders to ratify the selection of EY as our independent registered public accounting firm for 2019, in order to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment.

The Board of Directors recommends that you vote “FOR” Proposal 3 relating to the ratification of the appointment of Ernst & Young LLP

Matters Relating to the Independent Registered Public Accounting Firm

EY Representatives at Annual Meeting

EY audited the books and records of the Company for the years ended December 31, 2018 and 2017. Representatives of EY are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Fees

A description of the fees billed to the Company by EY for the years ended December 31, 2018 and 2017 is set forth in the table below.

EY was first retained by the Audit Committee in 2011. The Audit Committee reviewed the non-audit services provided by EY during the year ended December 31, 2018, and determined that the provision of such non-audit services was compatible with maintaining its independence (see “Audit Committee Report” on page 50).

	2018	2017
Audit Fees(1)	$1,795,500	$1,950,000
Audit Related Fees(2)	$—	$—
Tax Fees (3)	$57,000	$320,000
All Other Fees(4)	—	2,000
Total Fees	$1,852,500	$2,272,000

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.
(2)	Fees for assurance and related services reasonably related to merger and acquisition activities.
(3)	Professional fees for tax compliance, tax advice, and tax planning.
(4)	Fees for all other products and services.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2018, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at: www.myersindustries.com.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.

The Audit Committee, which is composed of five independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is published on the Company’s website (www.myersindustries.com) on the “Corporate Governance” page under the Investor Relations section (and can be found directly here: http://s2.q4cdn.com/555961355/files/doc_downloads/corp-gov/2017/Audit-Committee-Charter-Amended-11-2-2017.pdf).

Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of EY, the independent registered public accounting firm for the Company since 2011. For additional information regarding the Audit Committee’s assessment of EY and tenure of EY as the Company’s independent registered public accounting firm, see “Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm beginning on page 48. EY is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on:

•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and
•	The effectiveness of internal control over financial reporting

Each member of the Audit Committee is financially literate and independent as defined under the Board of Directors Independence Criteria policy and the independence standards set by the NYSE for both directors and audit committee members.  The Board has identified each of F. Jack Liebau, Jr. (ex officio), Lori Lutey, Jane Scaccetti and Robert A. Stefanko as an “audit committee financial expert.”

The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on:

•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America
•	The effectiveness of internal control over financial reporting

In the performance of our duties we have:

•	Reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2018
•

Discussed with EY, among other matters, the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting, significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments and the matters required to be discussed by Auditing Standard No. 16 (PCAOB 2012-01) and the rules of the SEC

•

Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB Rule 3526 regarding EY’s communications with the Audit Committee concerning independence, and discussed with EY its independence from the Company and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed the independent registered public accounting firm’s independence from the Company

•	The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence

•	The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We have selected EY as the Company’s independent registered public accounting firm for fiscal 2019, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

The foregoing report has been furnished by the current members of the Audit Committee, being:

Robert A. Stefanko, Chair and Presiding Director, Sarah R. Coffin, F. Jack Liebau, Jr. (ex officio), Lori Lutey, and Jane Scaccetti

General Information About the Meeting and Voting

Meeting Time and Applicable Dates

This Proxy Statement is furnished in connection with the solicitation by the Board of Myers Industries, an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting to be held on Wednesday, April 24, 2019, at 9:00 A.M. (EDT), and at any adjournment thereof. The close of business on March 7, 2019, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Attending the Meeting Online

Myers Industries will host the 2019 Annual Meeting live via the internet and in person at 1554 South Main Street, Akron, Ohio 44301.  Any shareholder can listen to and participate in the Annual Meeting live via the internet on the Investor Relations section of the Company’s website at www.myersindustries.com.  The webcast will start at 9:00 A.M. (EDT) on April 24, 2019.

Shareholders may vote and submit questions in accordance with the rules of conduct for the Annual Meeting while attending the Annual Meeting in person or while connected to the Annual Meeting on the internet.

You will need the information printed in the box marked by an arrow included on your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MYE2019.

If you do not have the information provided on your notice or proxy card, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

Proxy Voting

If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote live via webcast or in person at the Annual Meeting or by using the enclosed proxy card to vote by telephone, by internet, or by signing, dating and returning the proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in-person or via webcast, you should submit your proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at the address and phone number below.

MYERS INDUSTRIES, INC.

INVESTOR RELATIONS

1293 SOUTH MAIN STREET

AKRON, OH 44301

(330) 761-6212

Proxy Revocation and Voting in Person	A shareholder who has given a proxy may revoke it at any time prior to its exercise by:
	•	Executing and delivering to the Secretary of the Company a later dated proxy reflecting contrary instructions

	•	Participating live in the Annual Meeting via webcast or in person and taking appropriate steps to vote in person, or

	•	Giving written notice of such revocation to the Secretary of the Company

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to anyone outside of the Company or its agents except as required by law.

Participants in the Proxy Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjournment thereof.

Outstanding Shares and Quorum

On the record date, Myers Industries had outstanding 35,388,091 shares of common stock, without par value. Each share of common stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” above. In accordance with the Company’s Amended and Restated Code of Regulations, the holders of shares of common stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of common stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even if they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain,” “Against” or “Withhold Authority.”

Proxy Instructions

All shares of common stock represented by properly executed proxies who are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of common stock represented by such proxy will be voted “For” the Board’s nominees for director, “For” the approval of the Company’s executive compensation, “For” the ratification of the appointment of EY, and in accordance with the proxy-holder’s best judgment as to other matters, if any, which may be properly raised at the Annual Meeting.

Inspector of Election

The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of common stock for all matters. The Board has appointed Broadridge Financial Solutions, Inc. as the inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the SEC.

Address of Company	The mailing address of the principal executive offices of the Company is: 1293 South Main Street, Akron, Ohio 44301.
Mailing Date	This Proxy Statement, together with the related proxy card and our 2018 Annual Report to Shareholders, is being mailed to our shareholders on or about March 20, 2019.
Availability on the Internet

This Proxy Statement and the Company’s 2018 Annual Report to Shareholders are available on Myers Industries’ website at http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

Executive Officers of the Company

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC under the heading “Directors and Executive Officers of the Registrant,” which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s website at www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on our own website at www.myersindustries.com. The content of our website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

Shareholder Proposals for Inclusion in Proxy Statement

Any shareholder who intends to present a proposal at the Company’s next Annual Meeting to be held in April 2020 must deliver a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301:

•	Not later than November 21, 2019, if the proposal is submitted for inclusion in the Company’s proxy materials for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, or
•

Not earlier than January 23, 2020 and not later than February 22, 2020 (subject to announcement of the Annual Meeting date, as described below) if the proposal is submitted pursuant to the Company’s Amended and Restated Code of Regulations

In accordance with our Amended and Restated Code of Regulations, a shareholder may submit notice of a shareholder proposal that it intends to raise at our Annual Meeting (and not desiring to be included in the Company’s proxy statement) only if advance written notice of such intention is received by the Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting of shareholders. In the event that the date of such meeting is not publicly disclosed at least seventy (70) days prior to the date of such meeting, written notice of such shareholder’s intent to submit a proposal must be received by the Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first provided to the shareholders. A shareholder wishing to submit a shareholder proposal must follow the procedure outlined in Article I, Section 11 of our Amended and Restated Code of Regulations, titled “Advance Notice of Shareholder Proposals” and then send a signed letter of proposal to the following address: Corporate Governance and Nominating Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The Company disclosed the date of the 2019 Annual Meeting on February 12, 2019, and received no proposals satisfying the requirements of Rule 14a-8 under the Exchange Act or the Company’s Amended and Restated Code of Regulations. The Company intends to hold its 2020 Annual Meeting of Shareholders on April 22, 2020.

The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.

Incorporation by Reference

The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Cost of Proxy Solicitation

The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers Industries. In addition to the use of the mail, proxies may be solicited by personal interview and telephone by directors, officers and employees of Myers Industries. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers Industries will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Copy of the Form 10-K

Although a copy of the Annual Report on Form 10-K is provided to you at the time of delivery of the definitive Proxy Statement, we will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersindustries.com and at the SEC’s website at www.sec.gov.

Notice Regarding Delivery of Security Holder Documents

The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Trademark

Myers Industries, Inc.® is a registered trademark of the Company.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com  MYERS INDUSTRIES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/MYE2019  You may attend the Annual Meeting of Shareholders via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.   TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  E59658-P18485  KEEPTHISPORTIONFORYOURRECORDS  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  DETACHANDRETURNTHISPORTIONONLY  MYERS INDUSTRIES, INC.  For Withhold For All The Board of Directors recommends you vote  FOR All All Except all of the following:   Nominees:   01) R. DAVID BANYARD 06) BRUCE M. USMAN 02) SARAH R. COFFIN 07) LORI LUTEY 03) RONALD M. DE FEO 08) JANE SCACCETTI 04) WILLIAM A. FOLEY 09) ROBERTA. STEFANKO 05) F. JACK LIEBAU, JR.    To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Election of Directors  The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain  Advisory approval of the compensation of the named executive officers  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  For address change/comments, mark here. (see reverse for instructions)  Please indicate if you plan to attend this meeting.□□ Yes No  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.  Signature [PLEASE SIGN WITHIN BOX]   Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com MYERS INDUSTRIES, INC. Annual Meeting of Shareholders April 24, 2019 9:00 AM EDT This Proxy is solicited on behalf of The Board of Director The undersigned hereby appoints Kevin Brackman and Andrean Horton, or either of them, with full power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MYERS INDUSTRIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM EDT on April 24, 2019, at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, and any adjournment or postponement thereof. IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR PR0POSALS 2 AND 3. Address Changes/Comments (if you noted any Address Changes/Comments above, please mark corresponding box on the reverse side) Continued and to be signed on reverse side E59659-P18485